EXHIBIT 2.1
Execution Version

STOCK PURCHASE AGREEMENT
dated as of
January 31, 2020
by and among
PREFERRED APARTMENT COMMUNITIES, INC.,
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.,
PAC CARVEOUT, LLC,
NELL PARTNERS, INC.,
NMA HOLDINGS, INC.,
MORTWAT, LLC,
NORTHSIDE PARTNERS TRUST,
NANCY ANN RICHARDSON WILLIAMS 2017 CHILDREN’S TRUST,
CAITBOO FAMILY TRUST,
FAIRMONT GREEN TRUST,
and
MURPHY CAPITAL AND ADVISORY GROUP LLC

1

TABLE OF CONTENTS
Page
ARTICLE I.
DEFINITIONS

SECTION 1.1	Definitions 2

SECTION 1.2	Rules of Construction 17
ARTICLE II.
PURCHASE AND SALE

SECTION 2.1	Sale of Shares 18

SECTION 2.2	Closing 18

SECTION 2.3	Net Working Capital Adjustments. 19

SECTION 2.4	Earnout 24

SECTION 2.5	Specified Matters Holdback Amount 24

SECTION 2.6	Withholding Rights

SECTION 2.7	Intended Tax Treatment 25
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

SECTION 3.1	Power, Capacity and Enforceability 25

SECTION 3.2	Ownership 26

SECTION 3.3	Litigation 26

SECTION 3.4	Consents 26

SECTION 3.5	No Conflicts 26

SECTION 3.6	Solvency 27

SECTION 3.7	No Other Representations 27
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING
THE ADVISOR GROUP ENTITIES

SECTION 4.1	Corporate Organization 27

SECTION 4.2	Capitalization 28

i

SECTION 4.3	Authority; No Violation 29

SECTION 4.4	Consents and Approvals 30

SECTION 4.5	Financial Statements 30

SECTION 4.6	Undisclosed Liabilities 31

SECTION 4.7	Absence of Certain Changes or Events 31

SECTION 4.8	Legal Proceedings 32

SECTION 4.9	Taxes and Tax Returns 32

SECTION 4.10	Employee Benefits 33

SECTION 4.11	Labor and Employment Matters 35

SECTION 4.12	Compliance with Law; Permits 37

SECTION 4.13	Certain Contracts 37

SECTION 4.14	Environmental Matters 38

SECTION 4.15	Properties 39

SECTION 4.16	Sufficiency of Assets 39

SECTION 4.17	Insurance 39

SECTION 4.18	Intellectual Property 40

SECTION 4.19	Affiliate Transactions 42

SECTION 4.20	Broker’s Fees 42

SECTION 4.21	Investment Company Act of 1940 42

SECTION 4.22	No Other Representations 42
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PAC PARTIES

SECTION 5.1	Organization and Existence 42

SECTION 5.2	Authority and Approval 43

SECTION 5.3	No Conflict; Consents 43

SECTION 5.4	Litigation 43

SECTION 5.5	Investment Intent 44

SECTION 5.6	Brokerage Arrangements 44

SECTION 5.7	No Other Representations 44
ARTICLE VI.
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 6.1	Further Assurances 44

SECTION 6.2	Public Announcement 44

SECTION 6.3	Regulatory Issues 45

SECTION 6.4	Confidentiality 45

SECTION 6.5	Expenses 45

SECTION 6.6	Releases 45

SECTION 6.7	Employees; Benefit Plans 47

SECTION 6.8	D&O Insurance 48

SECTION 6.9	Tax Matters 49

SECTION 6.10	Tax Contests 51
ARTICLE VII.
INDEMNIFICATION

SECTION 7.1	Survival Periods 51

SECTION 7.2	Indemnification by Sellers 52

SECTION 7.3	Indemnification by PAC and PAC Sub 55

SECTION 7.4	Indemnification Procedures 55

SECTION 7.5	Limitations on Indemnification 57

SECTION 7.6	Determination of Loss 58

SECTION 7.7	Exclusive Remedy 58

SECTION 7.8	Consideration Adjustment 58
ARTICLE VIII.
MISCELLANEOUS

SECTION 8.1	Notices 58

SECTION 8.2	Governing Law; Jurisdiction; Waiver of Jury Trial 59

SECTION 8.3	Entire Agreement 60

SECTION 8.4	Amendments, Consents and Waivers 61

SECTION 8.5	Binding Effect; No Third-Party Beneficiaries; and Assignment 61

SECTION 8.6	Severability 61

SECTION 8.7	Enforcement of this Agreement 62

SECTION 8.8	No Waiver Relating to Claims for
Fraud/Intentional Misrepresentation    62

SECTION 8.9	Counterparts 62

SECTION 8.10	Non-Recourse of Other Persons 62

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2020, is entered into by and among Preferred Apartment Communities, Inc., a Maryland corporation (“PAC”), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership and Subsidiary of PAC (“PAC OP”), PAC Carveout, LLC, a Delaware limited liability company (“PAC Sub”), NELL Partners, Inc., a Georgia corporation (“NELL”), NMA Holdings, Inc., a Georgia corporation (“NMA”), Mortwat, LLC, a Georgia limited liability company (“Mortwat”), Northside Partners Trust, a trust organized under the laws of the State of Georgia (the “Northside Trust”), Nancy Ann Richardson Williams 2017 Children’s Trust, a trust organized under the laws of the State of Georgia (the “Williams Trust”), Caitboo Family Trust, a trust organized under the laws of the State of Georgia (the “Caitboo Trust”), Fairmont Green Trust, a trust organized under the laws of the State of Georgia (the “Fairmont Trust”), and Murphy Capital and Advisory Group LLC, a Georgia limited liability company (“MCAG”).
WITNESSETH:
WHEREAS, Preferred Apartment Advisors, LLC (“PAA”), a wholly owned Subsidiary of NELL, currently serves as the external manager of PAC and PAC OP pursuant to that certain Sixth Amended and Restated Management Agreement, dated as of June 3, 2016, by and among PAA, PAC and PAC OP, as amended by Amendment No. 1 thereto, dated as of August 29, 2016, Amendment No. 2 thereto, dated as of July 1, 2017 and Amendment No. 3 thereto, dated as of May 3, 2018 (collectively, the “Management Agreement”);
WHEREAS, NMP Advisors, LLC (“NMP”), a Subsidiary of NMA, currently serves as the external sub-manager of PAC and PAC OP pursuant to that certain First Amended and Restated Sub-Management Agreement, dated as of January 3, 2017, between NMP and PAA, as amended by Amendment No. 1 thereto, dated as of July 1, 2017 and Amendment No. 2 thereto, dated as of January 1, 2020 (collectively, the “Sub-Management Agreement”);
WHEREAS, the parties hereto have determined to internalize the management of PAC and PAC OP pursuant to the terms and conditions of this Agreement (the “Internalization”), following the completion of the Restructuring Transactions (as defined below);
WHEREAS, the parties intend to effect the transactions contemplated by this Agreement promptly following the consummation of the Restructuring Transactions; and
WHEREAS, in connection with the Internalization, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, (a) Mortwat, the Northside Trust and the Williams Trust (each a “NELL Seller” and together the “NELL Sellers”) will sell, transfer and assign to PAC Sub all of the outstanding shares of capital stock of NELL in exchange for the Aggregate NELL Closing Consideration, the Aggregate NELL Holdback Consideration and the Aggregate NELL Earnout Consideration (each as defined herein) and (b) the Williams Trust, the Caitboo Trust, the Fairmont Trust, and MCAG (each a “NMA Seller” and together the “NMA Sellers”) will sell, transfer and assign to PAC Sub all of the outstanding shares of capital stock of NMA in exchange for the Aggregate NMA Closing Consideration and the Aggregate NMA Earnout Consideration (each as defined herein).
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:
“Accrued Bonus” has the meaning set forth in Section 6.7(d).
“Adjusted NELL Net Working Capital Excess Amount” has the meaning set forth in Section 2.3(h).
“Adjusted NMA Net Working Capital Excess Amount” has the meaning set forth in Section 2.3(i).
“Adjustment Review Period” has the meaning set forth in Section 2.3(c).
“Advisor Group Entities” means the Parent Entities and each of their respective Subsidiaries.
“Advisor Group Entity Benefit Plan” has the meaning set forth in Section 4.10(a).
“Advisor Group Entities Business Software” has the meaning set forth in Section 4.18(f).
“Advisor Group Entity IT Systems” means all physical computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned or controlled by, and in each case used by, any Advisor Group Entity, or to which any Advisor Group Entity has the right to access and use pursuant to an agreement and is used by any Advisor Group Entity.
“Advisor Group Entity Software” means all Software owned by any Advisor Group Entity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate NELL Closing Consideration” means the sum of (i) the product of the Aggregate Purchase Price less the Earnout Amount, multiplied by 80.060976%, minus (ii) the Specified Matters

Holdback Amount, minus (iii) the NELL Indebtedness Amount, and plus (iv) the NELL Estimated Adjustment Amount.
“Aggregate NELL Earnout Consideration” means sum of (i) the Earnout Amount multiplied by 90.5%, minus (ii) any amounts offset against such amount pursuant to Section 2.3(f), so long as such number is a positive number, or otherwise, if such number is not a positive number, $0; provided that, for the avoidance of doubt, the calculation of the Aggregate NELL Earnout Consideration shall not take into account any offsetting pursuant to Section 7.2(c) or Section 7.2(f).
“Aggregate NELL Holdback Consideration” means the Distributable Holdback Proceeds, minus any amounts offset against such amount pursuant to Section 2.3(f), so long as such number is a positive number, or otherwise, if such number is not a positive number, $0.
“Aggregate NMA Closing Consideration” means the sum of (i) the product of the Aggregate Purchase Price less the Earnout Amount, multiplied by 19.939024%, plus (ii) the NMA Estimated Adjustment Amount.
“Aggregate NMA Earnout Consideration” means the sum of (i) the Earnout Amount multiplied by 9.5%, minus (ii) any amounts offset against such amount pursuant to Section 2.3(g), so long as such number is a positive number, or otherwise, if such number is not a positive number, $0; provided that, for the avoidance of doubt, the calculation of the Aggregate NMA Earnout Consideration shall not take into account any offsetting pursuant to Section 7.2(c) or Section 7.2(f).
“Aggregate Purchase Price” means $179,000,000.
“Agreement” has the meaning set forth in the Preamble.
“Audited Financial Statements” has the meaning set forth in Section 4.5(a).
“Benefit Plan” means each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, employment agreement, consulting agreement or other similar plan, fund, policy, benefit, program, practice, custom, agreement or arrangement for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent, or beneficiary thereof, whether or not such Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) qualified under the Code, ERISA or other applicable Law or (d) written or oral.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Atlanta, Georgia are authorized or obligated by applicable law, regulation or executive order to close.
“Caitboo Trust” has the meaning set forth in the Preamble.

“Cash” means actual cash on hand held without limitation or restriction of any kind (determined in accordance with GAAP), net of any overdrafts and as adjusted for any deposits in transit and any outstanding checks.
“Certificates” has the meaning set forth in Section 2.2(b).
“Claim Notice” has the meaning set forth in Section 7.4(a).
“Class A Unit” has the meaning set forth in the PAC OP Partnership Agreement.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of PAC who: (i) was a member of the Board of Directors of PAC on the Closing Date; or (ii) was appointed, nominated for election or elected to the Board of Directors of PAC with the written approval of a majority of the Continuing Directors who were members of the Board of Directors of PAC at the time of such appointment, nomination or election.
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contracts” has the meaning set forth in Section 4.3(b).
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“Covered Claim” has the meaning set forth in Section 7.2(c).
“D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was an officer or director of an Advisor Group Entity, and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving the request of an Advisor Group Entity as an officer, director, member, manager, partner, agent, fiduciary or trustee of another Person.
“Disputed Items” has the meaning set forth in Section 2.3(c).
“Distributable Holdback Proceeds” has the meaning set forth in Section 2.5.
“Earnout Amount” means $25,000,000.
“Earnout Trigger” has the meaning set forth in Section 2.4(a).
“Employee” means any current or former employee, individual independent contractor, consultant, or director of any Advisor Group Entity.

“Employment Matters” has the meaning set forth in Section 4.11(a).
“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Equitable Exceptions” has the meaning set forth in Section 3.1.
“Equity Securities” of any Person means any and all shares of capital stock, membership interests, partnership interests, units or other equity interests or options, warrants, restricted stock, subscriptions or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, capital stock or any other equity interests in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of a Person means any other entity which, together with such Person, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).
“Estimated NELL Net Working Capital Amount” has the meaning set forth in Section 2.3(a).
“Estimated NMA Net Working Capital Amount” has the meaning set forth in Section 2.3(a).
“Fairmont Trust” has the meaning set forth in the Preamble.
“FFO” means, for any fiscal year, Funds From Operations of PAC per weighted average basic share of PAC Common Stock and Class A Unit outstanding for such fiscal year, computed in a manner that is consistent with past practice, as reported in annual reports filed by PAC with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Resolution” means, with respect to any claim for indemnification, (i) any written agreement between PAC, PAC Sub and the NELL Representative or the NMA Representative, as applicable, that provides for final resolution of such claim or (ii) a court of competent jurisdiction shall have entered a final and non-appealable judgment or order with respect to such claim.
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Fundamental Representations” has the meaning set forth in Section 7.1.
“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, equityholder agreement or declaration or other similar governing documents, each as amended, of such Person.
“Governmental Entity” means any court, administrative agency or commission or other multinational, federal, state, county, local or other governmental authority, organization, instrumentality, agency or commission, whether located in the United States or outside the United States.
“Hazardous Materials” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated as hazardous or toxic under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means with respect to any Person, and without duplication, any (i) indebtedness or liability for borrowed money, (ii) indebtedness or liability evidenced by any note, bond, debenture or other debt security or negotiable instrument, (iii) liability or obligation for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, except trade accounts payable and accrued commercial or trade liabilities arising in the Ordinary Course of Business, (iv) commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness or liability guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse), and (vi) indebtedness or liability that is secured by a Lien on such Person’s assets.
“Indemnification Cap” means $1,540,000.
“Indemnified Party” has the meaning set forth in Section 7.4(a).
“Indemnifying Party” has the meaning set forth in Section 7.4(a).
“Independent Accountant” has the meaning set forth in Section 2.3(d).
“Independent Accountant Dispute Notice” has the meaning set forth in Section 2.3(d).
“Initial Retention” means the retention amount under the R&W Policy during the initial twelve (12)-month period following the Closing Date.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and rights in works of authorship (including rights in Software and databases), whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain name registrations, whether or not Trademarks, and rights to use social media accounts and user names (“Internet Assets”); (e) trade secrets and other rights in confidential or proprietary information, including know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, Software source code and algorithms and all rights therein (“Trade Secrets”); (f) rights of publicity; and (g) all other intellectual or industrial property and proprietary rights.
“Internalization” has the meaning set forth in the Recitals.
“Internet Assets” has the meaning set forth in the definition of Intellectual Property.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or “knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to the PAC Parties, the actual knowledge after reasonable inquiry of any of those Persons set forth in Section 1.1 of the PAC Disclosure Schedules, (ii) with respect to the representations and warranties made in respect of each NELL Seller pursuant to Article III, the actual knowledge after reasonable inquiry of any applicable Person set forth in Section 1.1(a)(ii) of the Seller Disclosure Schedules with respect to such NELL Seller, (iii) with respect to the representations and warranties regarding NELL and the NELL Subsidiaries set forth in Article IV, the actual knowledge after reasonable inquiry of any applicable Person set forth in Section 1.1(a)(iii) of the Seller Disclosure Schedules, (iv) with respect to the representations and warranties made in respect of each NMA Seller pursuant to Article III, the actual knowledge after reasonable inquiry of any applicable Person set forth in Section 1.1(a)(iv) of the Seller Disclosure Schedules with respect to such NMA Seller, and (v) with respect to the representations and warranties regarding NMA and the NMA Subsidiaries set forth in Article IV, the actual knowledge after reasonable inquiry of any applicable Person set forth in Section 1.1(a)(v) of the Seller Disclosure Schedules.
“Law” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.
“Leased Personal Property” has the meaning set forth in Section 4.15(a).
“Leased Real Property” has the meaning set forth in Section 4.15(b).
“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent,

accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Lien” means any security interest, community or other property interest, pledge, mortgage, option, lien (including environmental and tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Losses” means any damages, losses, charges, diminution in value, Liabilities, claims, demands, actions, suits, Proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, fines, interest and costs and expenses (including out of pocket disbursements and expenses of investigations, enforcement and collection and reasonable attorneys’ fees and accountants’ fees).
“Management Agreement” has the meaning set forth in the Recitals.
“Maryland Courts” has the meaning set forth in Section 8.2(b).
“Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of the Advisor Group Entities, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would be, a “Material Adverse Effect”: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Advisor Group Entities operate, or (B) the economy or the credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit, debt, securities or financial or capital markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) other than with respect to the representations and warranties set forth in Section 4.3 and Section 4.4 entry into and consummation and performance of this Agreement and the Transactions and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks, computer hacking, international trade related matters and matters related to tariffs), (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (E) regulatory and political conditions or developments or the shutdown or furlough of any

Governmental Entity, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, the PAC Parties or any of their Affiliates in connection with the Transactions, (G) actions, inactions or omissions of the Advisor Group Entities requested by a PAC Party or any of its Subsidiaries, Affiliates or Representatives or required by this Agreement, (H) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Advisor Group Entities or (I) any failure by any of the Advisor Group Entities to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or failure to cause PAC to meet any published analysts’ estimates, projections or forecasts of PAC’s revenue, earnings or other financial or business metrics or any of PAC’s internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that in the case of clause (i) or clauses (ii)(A), (C), (D) and (E), if such effect disproportionately affects the Advisor Group Entities, taken as a whole, compared to other companies in the industry in which the Advisor Group Entities operate, then, to the extent not otherwise excluded from the definition of Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Material Adverse Effect and further provided that, with respect to clause (ii)(I), the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” has the meaning set forth in Section 4.13(a).
“MCAG” has the meaning set forth in the Preamble.
“MHC” means Murphy Holding Company, Inc., a Georgia corporation.
“Mortwat” has the meaning set forth in the Preamble.
“NELL” has the meaning set forth in the Preamble.
“NELL Common Stock” means the common stock, par value $0.01 per share, of NELL.
“NELL Estimated Adjustment Amount” has the meaning set forth in Section 2.3(a).
“NELL Indebtedness” means (i) all amounts outstanding under that certain Fifteenth Amended and Restated Promissory Note, dated as of December 31, 2019, pursuant to which PAA may borrow up to $24,000,000 from PAC OP, and (ii) all amounts outstanding under that certain Fifth Amended and Restated Promissory Note, dated as of December 31, 2019, pursuant to which PCMS may borrow up to $1,500,000 from PAC OP.
“NELL Indebtedness Amount” means the aggregate dollar amount of the NELL Indebtedness, including accrued interest thereon, as of the Closing.
“NELL Net Working Capital Amount” means (i) the aggregate consolidated book value of all current assets of NELL and the NELL Subsidiaries, plus (ii) the fees, expenses and other amounts payable by PAC to PAA pursuant to the Management Agreement up to and through the Closing (to the extent not already paid or reflected in clause (i)), minus (iii) the aggregate consolidated book value of all current liabilities of NELL and the NELL Subsidiaries (excluding, for the avoidance of doubt, the NELL Indebtedness Amount but including any other Indebtedness, whether or not otherwise includible in current liabilities in accordance with GAAP), minus (iv) all NELL Seller Transaction Expenses (to the extent not already paid or accrued pursuant to clause (iii)), minus (v) the fees, expenses and other amounts payable by PAA to NMP pursuant to the Sub-Management Agreement up to and through the Closing (to the extent not already paid or accrued pursuant to clause (iii)), in each case, determined in accordance with GAAP; with respect to all clauses (i) through (v), after giving effect to the Restructuring Transactions and accrual of any unpaid Accrued Bonuses (including the employer portion of any payroll taxes with respect thereto) (for the avoidance of doubt, the NELL Net Working Capital Amount may be a negative number).
“NELL Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.3(f).
“NELL Net Working Capital Excess Amount” has the meaning set forth in Section 2.3(h).
“NELL Net Working Capital Statement” has the meaning set forth in Section 2.3(b).
“NELL Pre-Closing Tax Returns” has the meaning set forth in Section 6.9(a).
“NELL Representative” means Daniel M. DuPree.
“NELL Sellers” has the meaning set forth in the Recitals.
“NELL Sellers Promissory Notes” means (i) that certain Promissory Note, dated as of December 31, 2017, issued by Northside Trust as borrower to PAA as lender, (ii) that certain Promissory Note, dated as of December 31, 2017, issued by Mortwat as borrower to PAA as lender, and (iii) that certain Promissory Note, dated as of December 31, 2017, issued by Williams Trust as borrower to PAA as lender.
“NELL Seller Transaction Expenses” means (i) all fees or expenses incurred or otherwise payable by NELL or any NELL Subsidiary to accountants, lawyers, financial advisors, consultants and other advisors in connection with the drafting, negotiation, execution and delivery of this Agreement or the consummation of the Transactions; (ii) all severance, retention, “change of control,” “success” or other similar bonus payments triggered as a result of the consummation of the Transactions (including the employer portion of any payroll taxes with respect to any of the foregoing); and (iii) the product of (A) one-half of the premiums paid in respect of the R&W Policy multiplied by (B) 81.2%; with respect to all clauses (i) through (iii), regardless of whether such amounts have been invoiced by any applicable service provider.
“NELL Shares” has the meaning set forth in Section 2.1(a).
“NELL Subsidiary” has the meaning set forth in the definition of Subsidiary.
“Net Working Capital Statements” has the meaning set forth in Section 2.3(b).
“New Plans” has the meaning set forth in Section 6.7(e).

“NMA” has the meaning set forth in the Preamble.
“NMA Common Stock” means the common stock, par value $0.01 per share, of NMA.
“NMA Estimated Adjustment Amount” has the meaning set forth in Section 2.3(a).
“NMA Net Working Capital Amount” means (i) the aggregate consolidated book value of all current assets of NMA and the NMA Subsidiaries, plus (ii) the fees, expenses and other amounts payable by PAA to NMP pursuant to the Sub-Management Agreement up to and through the Closing (to the extent not already paid or reflected in clause (i)), minus (iii) the aggregate consolidated book value of all current liabilities of NMA and the NMA Subsidiaries (including, for the avoidance of doubt, all Indebtedness, whether or not otherwise includible in current liabilities in accordance with GAAP), minus (iv) all NMA Seller Transaction Expenses (to the extent not already paid or accrued pursuant to clause (iii)), in each case, determined in accordance with GAAP; with respect to all clauses (i) through (iv), after giving effect to the Restructuring Transactions and accrual of any unpaid Accrued Bonuses (including the employer portion of any payroll taxes with respect thereto) (for the avoidance of doubt, the NMA Net Working Capital Amount may be a negative number).
“NMA Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.3(g).
“NMA Net Working Capital Excess Amount” has the meaning set forth in Section 2.3(i).
“NMA Net Working Capital Statement” has the meaning set forth in Section 2.3(b).
“NMA Pre-Closing Tax Returns” has the meaning set forth in Section 6.9(b).
“NMA Representative” means Joel T. Murphy.
“NMA Sellers” has the meaning set forth in the Recitals.
“NMA Seller Transaction Expenses” means (i) all fees and expenses incurred or otherwise payable by NMA or any NMA Subsidiary to accountants, lawyers, financial advisors, consultants and other advisors in connection with the drafting, negotiation, execution and delivery of this Agreement or the consummation of the Transactions; (ii) all severance, retention, “change of control,” “success” or other similar bonus payments triggered as a result of the consummation of the Transactions (including the employer portion of any payroll taxes with respect to any of the foregoing); and (iii) the product of (A) one-half of the premiums paid in respect of the R&W Policy multiplied by (B) 18.8%; with respect to all clauses (i) through (iii), regardless of whether such amounts have been invoiced by any applicable service provider.
“NMA Shares” has the meaning set forth in Section 2.1(b).
“NMA Subsidiary” has the meaning set forth in the definition of Subsidiary.
“NMP” has the meaning set forth in the Recitals.

“NMP LLC Agreement” means that certain Limited Liability Company Agreement of NMP, dated as of October 1, 2014, as amended by the First Amendment dated as of January 1, 2016 and the Second Amendment dated as of November 18, 2016.
“Northside Trust” has the meaning set forth in the Preamble.
“Notice of Adjustment Disagreement” has the meaning set forth in Section 2.3(c).
“Old Plans” has the meaning set forth in Section 6.7(e).
“Open Source Materials” means all materials, including Software, distributed under an open source or copyleft license, which includes any license approved by the Open Source Initiative and any license that meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Order” means any order, judgment, injunction, award, stipulation, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course day-to-day operations of such Person, it being understood and agreed that taking of actions on behalf of PAC and its Subsidiaries in compliance with the Management Agreement or the Sub-Management Agreement, including (a) acquiring, disposing and leasing of real estate, (b) financing, refinancing and repaying debt, (c) making mezzanine loans, (d) acquiring other assets similar to those owned by PAC and (e) selling preferred stock of PAC, are ordinary course day-to-day operations.
“Owned IP” has the meaning set forth in Section 4.18(a).
“PAA” has the meaning set forth in the Recitals.
“PAC” has the meaning set forth in the Preamble.
“PAC Change of Control” means the consummation of any of the following: (i) a merger, consolidation, corporate reorganization or other business combination of PAC whereby, upon consummation of the transaction, the current equity holders of PAC will collectively hold less than a majority of the voting power of PAC’s outstanding equity interests; (ii) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of PAC and its Subsidiaries, taken as a whole, in one transaction or a series of related transactions (other than to an Affiliate of PAC); (iii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of transactions) of one or more Subsidiaries of PAC if substantially all of the assets of PAC and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of PAC; (iv) the sale of a majority of the voting power of PAC’s outstanding capital stock in one transaction or a series of transactions (other than to an Affiliate of

PAC); or (v) the time at which the Continuing Directors cease to constitute a majority of the Board of Directors of PAC.
“PAC Common Stock” means the common stock, par value $0.01 per share, of PAC.
“PAC Disclosure Schedules” has the meaning set forth in Article V.
“PAC Group Entities” means PAC and the PAC Subsidiaries.
“PAC Indemnified Parties” has the meaning set forth in Section 7.2(a).
“PAC OP” has the meaning set forth in the Preamble.
“PAC OP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Preferred Apartment Communities Operating Partnership, L.P., dated as of June 3, 2016, among PAC, PAA and the other limited partners party thereto, as amended by the First Amendment dated as of January 25, 2017, and as may be further amended from time to time.
“PAC Parties” means PAC, PAC Sub and PAC OP.
“PAC Releasees” has the meaning set forth in Section 6.6(a).
“PAC SEC Reports” means all reports, forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by PAC or any PAC Subsidiary with or to the SEC (whether filed on a voluntary basis or otherwise).
“PAC Sub” has the meaning set forth in the Preamble.
“PAC Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by PAC, excluding any Advisor Group Entity prior to the Closing.
“Parent Entity” means each of NELL and NMA.
“Parent Entity By-Laws” has the meaning set forth in Section 4.1(b).
“Parent Entity Charter” has the meaning set forth in Section 4.1(b).
“Parent Entity Pre-Closing Tax Returns” has the meaning set forth in Section 6.9(b).
“Parent Entity Representatives” means the NELL Representative and the NMA Representative.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“PCMS” means Preferred Capital Marketing Services, LLC, a Georgia limited liability company and a wholly owned Subsidiary of NELL.

“Per NELL Share Closing Consideration” means the Aggregate NELL Closing Consideration divided by the number of shares of NELL Common Stock issued and outstanding at the Closing.
“Per NELL Share Earnout Consideration” means the Aggregate NELL Earnout Consideration divided by the number of shares of NELL Common Stock issued and outstanding at the Closing.
“Per NELL Share Holdback Consideration” means the Aggregate NELL Holdback Consideration divided by the number of shares of NELL Common Stock issued and outstanding at the Closing.
“Per NELL Share Net Working Capital Excess Amount” means the Adjusted NELL Net Working Capital Excess Amount divided by the number of shares of NELL Common Stock issued and outstanding at the Closing.
“Per NMA Share Closing Consideration” means the Aggregate NMA Closing Consideration divided by the number of shares of NMA Common Stock issued and outstanding at the Closing.
“Per NMA Share Earnout Consideration” means the Aggregate NMA Earnout Consideration divided by the number of shares of NMA Common Stock issued and outstanding at the Closing.
“Per NMA Share Net Working Capital Excess Amount” means the Adjusted NMA Net Working Capital Excess Amount divided by the number of shares of NMA Common Stock issued and outstanding at the Closing.
“Permits” has the meaning set forth in Section 4.12(b).
“Permitted Liens” means (a) Liens for Taxes or other charges, assessments or levies by any Governmental Entity, provided that such Taxes, charges, assessments or levies (i) are not yet due, or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens, (b) deposits, Liens or pledges to secure payments of workmen’s compensation, unemployment and other similar insurance, (c) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that are not due and payable and are not being contested unless being contested in good faith and for which adequate reserves have been established and are held by the Advisor Group Entities in accordance with GAAP, (d) encumbrances on title and other title defects which do not, individually or in the aggregate, materially interfere with the ordinary conduct of the Advisor Group Entities’ business or detract from the use, occupancy, value or marketability of title of the assets subject thereto, (e) purchase money Liens securing rental payments under capital lease arrangements, (f) leases or service contracts to which a Person is a party, (g) Liens granted to any lender at the Closing in connection with any financing by any PAC Group Entity of the Transactions, (h) the terms and provisions of all Material Contracts and all Real Property Leases as to the properties or assets covered or affected thereby, or (i) any other Liens set forth in Section 4.15(a) of the Seller Disclosure Schedules.
“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.
“Pre-Closing Period Tax” has the meaning set forth in Section 7.2(b).
“Pre-Closing Tax Period” means, with respect to any Advisor Group Entity, any taxable period of such Advisor Group Entity ending on or prior to the Closing Date.
“Privacy Notices” has the meaning set forth in Section 4.18(g).
“Proceeding” means any civil, criminal, regulatory or administrative action, suit, claim, complaint, hearing, demand, arbitration, inquiry, subpoena, investigation or other proceeding or any similar proceeding by or before a Governmental Entity.
“Profits Interest” has the meaning set forth in the NMP LLC Agreement.
“R&W Carrier” means BlueChip Underwriting Services LLC.
“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy, dated January 31, 2020, between PAC Sub and the R&W Carrier, a form of which is attached to the PAC Disclosure Schedules.
“Real Property Leases” has the meaning set forth in Section 4.15(b).
“Representatives” with respect to a Person means such Person’s directors, managers, trustees, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.
“Restructuring Transactions” means the following transactions to be consummated on the Closing Date immediately prior to the closing of the transactions contemplated by this Agreement: (i) PAA’s distribution of its rights and obligations under the NELL Sellers Promissory Notes to NELL and, immediately afterwards, NELL’s pro rata distribution of its rights and obligations under each NELL Sellers Promissory Note to the applicable NELL Seller, and the immediate termination and discharge of the NELL Sellers Promissory Notes, (ii) MHC’s distribution of the Profits Interest to MCAG and MCAG’s contribution of the Profits Interest to NMA in exchange for shares of NMA Common Stock, (iii) NELL’s pro rata distribution of all of its Cash to the NELL Sellers, and (iv) NMA’s pro rata distribution of all of its Cash to the NMA Sellers.
“Rights” means, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, call rights, convertible or exchangeable securities, put rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” means any Person listed in Schedule A to the Seller Disclosure Schedules.
“Seller Disclosure Schedules” has the meaning set forth in Article III.
“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).
“Seller Mutual Releasees” has the meaning set forth in Section 6.6(c).
“Seller Releasees” has the meaning set forth in Section 6.6(b).
“Seller Transaction Expenses” means the sum of the NELL Seller Transaction Expenses and the NMA Seller Transaction Expenses.
“Shares” has the meaning set forth in Section 2.2(b).
“Software” means all computer programs (whether in source code, object code or other form), including algorithms, databases, compilations, modules, libraries or other components, and all internal technical documentation relating thereto.
“Specified Matter Losses” has the meaning set forth in Section 2.5.
“Specified Matters” has the meaning set forth in Section 7.2(a)(v).
“Specified Matters Holdback Amount” means $15,000,000.
“Straddle Period” means, with respect to any Advisor Group Entity, any taxable period of such Advisor Group Entity that includes, but does not end on, the Closing Date.
“Straddle Tax Returns” has the meaning set forth in Section 6.9(c).
“Sub-Management Agreement” has the meaning set forth in the Recitals.
“Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under GAAP, it being agreed that (a) each of PAA and PCMS is a Subsidiary of NELL (a “NELL Subsidiary”), (b) NMP is a Subsidiary of NMA (an “NMA Subsidiary”) and (c) PAC OP and PAC Sub are Subsidiaries of PAC; provided, however, that any entities consolidated with PAC as a result of investments in the Freddie Mac program will not be a Subsidiary for purposes of this Agreement.

“Surrender” means, when used with reference to a NELL Share or an NMA Share, the proper completion of all procedures necessary to effect the transfer of such NELL Share or NMA Share in accordance with the terms of this Agreement.
“Target NELL Net Working Capital Amount” means $199,955.
“Target NMA Net Working Capital Amount” means –$260,750 (negative amount).
“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto.
“Tax Contest” has the meaning set forth in Section 6.10(a).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Taxing Authority.
“Taxing Authority” means any Governmental Entity responsible for the administration or collection of Taxes.
“Third Party Claim” has the meaning set forth in Section 7.4(b).
“Threshold” has the meaning set forth in Section 7.2(d).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Transactions” means the purchase by PAC Sub of all of the outstanding shares of NELL Common Stock and NMA Common Stock from the Sellers and the other transactions contemplated by this Agreement, and the Restructuring Transactions.
“Treasury Regulations” means the United States Tax regulations promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).
“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Williams Trust” has the meaning set forth in the Preamble.

SECTION 1.2    Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis during the periods involved. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The information and disclosures contained in any section of any party’s disclosure schedules shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant of such party) and incorporated by reference in any other section of such party’s disclosure schedules as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent on its face. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
ARTICLE II.
PURCHASE AND SALE
SECTION 2.1    Sale of Shares.
(a)    NELL Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, each NELL Seller will sell, transfer, convey, assign and deliver to PAC Sub, and PAC Sub will purchase, acquire and accept from each NELL Seller, all of the shares of NELL Common Stock set forth opposite such NELL Seller’s name on Schedule A to the Seller Disclosure Schedules (the “NELL Shares”), in each case free and clear of all Liens.
(b)    NMA Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, each NMA Seller will sell, transfer, convey, assign and deliver to PAC Sub, and PAC Sub will purchase, acquire and accept from each NMA Seller, all of the shares of NMA Common Stock set forth opposite such NMA Seller’s name on Schedule A to the Seller Disclosure Schedules (the “NMA Shares”), in each case free and clear of all Liens.

SECTION 2.2    Closing.
(a)    The closing (the “Closing”) of the transactions contemplated by Section 2.1 shall take place by electronic exchange of documents and signatures on the Closing Date effective as of the close of business in Atlanta, Georgia, or such other manner, place, date and time as may be mutually agreed upon in writing by PAC and NELL.
(b)    At the Closing, each Seller will execute or deliver, as applicable, to PAC Sub (or such other Person as indicated below) (i) certificates (the “Certificates”) representing all of the issued and outstanding NELL Shares and NMA Shares (collectively, the “Shares”), duly endorsed in blank or with duly executed stock transfer powers attached, or, in the case of any lost, stolen or destroyed Certificates with respect to any Shares, a duly executed affidavit of lost Certificate with respect to such Shares, in each case, in form and substance reasonably acceptable to PAC Sub and sufficient to transfer to PAC Sub ownership of all Shares free and clear of all Liens (other than transfer restrictions pursuant to applicable Law relating to securities) and (ii) such other documents as may reasonably be required by PAC Sub. As of the Closing, the Sellers shall cease to have any rights in respect of the Shares, other than the right to receive the consideration as described in this Article II, payable, in each case, at the times and subject to the terms provided for herein or elsewhere in this Agreement.
(c)    At the Closing, subject to Section 2.2(b), PAC Sub shall pay (i) to each NELL Seller an amount in Cash equal to the product of (x) the Per NELL Share Closing Consideration multiplied by (y) the number of NELL Shares Surrendered by such NELL Seller pursuant to Section 2.2(b), by wire transfer of immediately available funds to the account of such NELL Seller as designated by such NELL Seller to PAC Sub prior to the Closing Date, and (ii) to each NMA Seller an amount in Cash equal to the product of (x) the Per NMA Share Closing Consideration multiplied by (y) the number of NMA Shares Surrendered by such NMA Seller pursuant to Section 2.2(b), by wire transfer of immediately available funds to the account of such NMA Seller as designated by such NMA Seller prior to the Closing Date.
(d)    Subsequent to the Closing, subject to Section 2.2(b), as and when Aggregate NELL Holdback Consideration is payable, PAC Sub shall pay to each NELL Seller an amount in Cash equal to the product of (x) the Per NELL Share Holdback Consideration multiplied by (y) the number of NELL Shares Surrendered by such NELL Seller pursuant to Section 2.2(b), by wire transfer of immediately available funds to the account of such NELL Seller as designated by such NELL Seller to PAC Sub prior to the Closing Date.
(e)    Subsequent to the Closing, subject to Section 2.2(b), as and when the Earnout Amount is payable, PAC Sub shall pay (i) to each NELL Seller an amount in Cash equal to (x) the product of the Per NELL Share Earnout Consideration multiplied by the number of NELL Shares Surrendered by such NELL Seller pursuant to Section 2.2(b), minus (y) any amount offset against the Earnout Amount payable to such NELL Seller pursuant to Section 7.2(c) and Section 7.2(f), by wire transfer of immediately available funds to the account of such NELL Seller as designated by such NELL Seller to PAC Sub prior to the Closing Date, and (ii) to each NMA Seller an amount in Cash equal to (x) the product of the Per NMA Share Earnout Consideration multiplied by the number of NMA Shares Surrendered by such NMA Seller pursuant to Section 2.2(b), minus (y) any amount offset against the Earnout Amount payable to such NMA Seller pursuant to Section 7.2(c) and Section 7.2(f), by wire transfer of immediately available funds to the account of such NMA Seller as designated by such NMA Seller to PAC Sub prior to the Closing Date; provided, that in each of clauses (i) and (ii), the wire transfer shall be made to a NELL Seller or NMA Seller only if the applicable amount is a positive number (and otherwise, if such number is not a positive number, it shall be deemed to be $0).
SECTION 2.3    Net Working Capital Adjustments.
(a)    Prior to the Closing, NELL delivered to PAC a statement that consisted of (1) an estimated consolidated balance sheet of NELL and the NELL Subsidiaries as of immediately prior to the Closing, along with adjustments as set forth in the definition of NELL Net Working Capital Amount, whether or not such adjustments are otherwise required by GAAP, (2) an estimated calculation of the NELL Net Working Capital Amount as of immediately prior to the Closing (the “Estimated NELL Net Working Capital Amount”) based upon such estimated balance sheet, and (3) a calculation of the sum of the Estimated NELL Net Working Capital Amount minus the Target NELL Net Working Capital Amount (which sum may be a negative number, the “NELL Estimated Adjustment Amount”), together with a statement setting forth a computation of the Aggregate NELL Closing Consideration. Prior to the Closing, NMA delivered to PAC a statement that consisted of (1) an estimated consolidated balance sheet of NMA and the NMA Subsidiaries as of immediately prior to the Closing, along with adjustments as set forth in the definition of NMA Net Working Capital Amount, whether or not such adjustments are otherwise required by GAAP, (2) an estimated calculation of the NMA Net Working Capital Amount as of immediately prior to the Closing (the “Estimated NMA Net Working Capital Amount”) based upon such estimated balance sheet, and (3) a calculation of the sum of the Estimated NMA Net Working Capital Amount minus the Target NMA Net Working Capital Amount (which sum may be a negative number, the “NMA Estimated Adjustment Amount”), together with a statement setting forth a computation of the Aggregate NMA Closing Consideration.
(b)    Within forty-five (45) days after the Closing Date, (i) PAC shall deliver to the NELL Representative a statement prepared in good faith in accordance with the applicable provisions of this Agreement (the “NELL Net Working Capital Statement”) that shall include and set forth (1) a consolidated balance sheet of NELL and the NELL Subsidiaries as of immediately prior to the Closing, along with adjustments as set forth in the definition of NELL Net Working Capital Amount, and (2) a calculation of the NELL Net Working Capital Amount as of immediately prior to the Closing; and (ii) PAC shall deliver to the NMA Representative a statement prepared in good faith in accordance with the applicable provisions of this Agreement (the “NMA Net Working Capital Statement” and together with the NELL Net Working Capital Statement, the “Net Working Capital Statements”) that shall include and set forth (1) a consolidated balance sheet of NMA and the NMA Subsidiaries as of immediately prior to the Closing, along with adjustments as set forth in the definition of NMA Net Working Capital Amount, and (2) a calculation of the NMA Net Working Capital Amount as of immediately prior to the Closing.
(c)    During the thirty (30) days immediately following delivery of the Net Working Capital Statements (the “Adjustment Review Period”), the NELL Representative, the NMA

Representative and their respective Representatives shall be permitted to review PAC’s working papers and the working papers of PAC’s independent accountants, if any, relating to the preparation of the Net Working Capital Statements, as well as the relevant books and records of the Advisor Group Entities; provided, that any such access or furnishing of such information shall be conducted at the NELL Representative’s or the NMA Representative’s sole expense, as applicable, during normal business hours under the reasonable supervision of PAC and in such a manner as not to interfere in any material respect with the normal operations of PAC or any of its Affiliates; provided, further, that the NELL Representative or the NMA Representative, as applicable, shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with the determination of the NELL Net Working Capital Amount or the NMA Net Working Capital Amount, as applicable, pursuant to this Section 2.3, and hereby agrees that the independent accountants of PAC shall not be obligated to make any working papers available to the NELL Representative or the NMA Representative unless and until the NELL Representative or the NMA Representative, as applicable, has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The NELL Representative or the NMA Representative, as applicable, shall notify PAC in writing (the “Notice of Adjustment Disagreement”) prior to the expiration of the Adjustment Review Period if the NELL Representative or the NMA Representative, as applicable, disagrees with any item set forth in the Net Working Capital Statements. The Notice of Adjustment Disagreement shall set forth in reasonable detail, on a line item by line item basis, (1) the disputed items (the “Disputed Items”) and the basis of any disagreement asserted, (2) an alternative amount for each Disputed Item, and (3) a proposed calculation of the NELL Net Working Capital Amount or NMA Net Working Capital Amount, as applicable, as of immediately prior to the Closing, including the adjustments set forth in the definition of NELL Net Working Capital Amount or NMA Net Working Capital Amount, as applicable. If no Notice of Adjustment Disagreement is received by PAC from the NELL Representative on or prior to expiration of the Adjustment Review Period, then the NELL Net Working Capital Statement and the NELL Net Working Capital Amount set forth in the NELL Net Working Capital Statement shall be deemed to have been accepted by the NELL Representative and shall become final and binding upon the NELL Representative, each NELL Seller and PAC. If no Notice of Adjustment Disagreement is received by PAC from the NMA Representative on or prior to expiration of the Adjustment Review Period, then the NMA Net Working Capital Statement and the NMA Net Working Capital Amount set forth in the NMA Net Working Capital Statement shall be deemed to have been accepted by the NMA Representative and shall become final and binding upon the NMA Representative, each NMA Seller and PAC.
(d)    During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement, the NELL Representative or the NMA Representative, as applicable, and PAC shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. During such period, PAC and its Representatives shall be permitted to review the working papers of the NELL Representative or the NMA Representative, as applicable, and the working papers of the their respective independent accountants, if any, relating to the preparation of the Notice of Adjustment Disagreement, as well as the relevant books and records of the NELL Representative or the NMA Representative, as applicable; provided, that any such access shall be conducted at PAC’s sole expense, during normal business hours under the reasonable supervision of the NELL Representative or the NMA Representative, as applicable, and in such a manner as not to interfere in any material respect with the normal operations of the NELL Representative or the NMA Representative or any of their Representatives or Affiliates, as applicable; provided, further, that PAC shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with the determination of the NELL Net Working Capital Amount or the NMA Net Working Capital Amount, as applicable, pursuant to this Section 2.3, and hereby agrees that the independent accountants of the NELL Representative or of the NMA Representative, as applicable, shall not be obligated to make any working papers available to PAC unless and until PAC has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. If the parties cannot agree on the Disputed Items within such 30-day period, the Disputed Items, solely to the extent not agreed to in writing by PAC and the NELL Representative or the NMA Representative, as applicable, shall be determined by Frazier & Deeter, LLC (the “Independent Accountant”); provided, that in the event that Frazier & Deeter, LLC refuses or is otherwise unable to act as the Independent Accountant, the NELL Representative or the NMA Representative, as applicable, and PAC shall cooperate in good faith to appoint an independent registered public accounting firm in the United States of national recognition mutually agreeable to the NELL Representative or the NMA Representative, as applicable, and PAC that has not been engaged by, or otherwise performed any services for, any party or its Affiliates within the past three (3) years and is not in discussions to, or otherwise anticipated to be engaged to, perform any services for any party or its Affiliates within the next twelve (12) months, in which event “Independent Accountant” shall mean such firm. If the NELL Representative or the NMA Representative, as applicable, and PAC are unable to agree upon the appointment of the Independent Accountant within twenty-one (21) days of the conclusion of the thirty (30)-day good-faith negotiation period, each of the NELL Representative or the NMA Representative, as applicable, and PAC may seek a court order pursuant to Section 8.2 appointing the Independent Accountant and compelling arbitration of the Disputed Items under this Section 2.3. The NELL Representative or the NMA Representative, as applicable, and PAC shall furnish the Independent Accountant with a statement setting forth the Disputed Items which are still in dispute (the “Independent Accountant Dispute Notice”). As soon as practicable, but in any event within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant will make a final written determination, which shall, absent fraud or manifest error, be binding on the NELL Representative and each NELL Seller, or the NMA Representative and each NMA Seller, as applicable, and PAC, as if a final, non-appealable arbitral decision or award, of the appropriate amount of each Disputed Item as to which there is disagreement as specified in the Independent Accountant Dispute Notice. With respect to each Disputed Item as to which there is disagreement as specified in the Independent Accountant Dispute Notice, the Independent Accountant’s determination shall be based on the relevant definitions and other applicable provisions of this Agreement. The Independent Accountant shall finalize each Disputed Item as to which there is disagreement as specified in the Independent Accountant Dispute Notice by selecting with respect to each such Disputed Item an amount within the range between (i) the amount advocated by the NELL Representative or the NMA Representative, as applicable, in the Independent Accountant Dispute Notice and (ii) the amount advocated by PAC in the Independent Accountant Dispute Notice. Under no circumstance will the Independent Accountant have any right, discretion or authority to choose, with respect to any applicable Disputed Item, any result outside of the range for such Disputed Item described in the immediately preceding sentence. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those Disputed Items as to which there is disagreement as specified in the Independent Accountant Dispute Notice. During the review by the Independent Accountant, the NELL Representative or the NMA Representative, as applicable, and PAC shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.3(d); provided, that the independent accountants of the NELL Representative or of the NMA Representative, as applicable, or PAC shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Each of the NELL Representative or the NMA Representative, as applicable, and PAC may file suit under Section 8.2 and the Federal Arbitration Act to confirm the Independent Accountant’s determination as a judgment.
(e)    The fees and expenses relating to the work performed by the Independent Accountant pursuant to this Section 2.3 shall be initially borne by PAC; provided, that, subject to Section 2.3(f) and Section 2.3(g), such fees and expenses shall ultimately be allocated to be paid by PAC, on the one hand, and the NELL Sellers or the NMA Sellers, as applicable, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant shall be borne by the party incurring such cost and expense.
(f)    If the Final NELL Net Working Capital Amount is less than the Estimated NELL Net Working Capital Amount (such amount, the “NELL Net Working Capital Deficiency Amount”), PAC shall offset, dollar for dollar, an amount equal to the sum of the NELL Net Working Capital Deficiency Amount plus the amount of expenses allocated to the NELL Sellers pursuant to Section 2.3(e), against any subsequently payable Aggregate NELL Holdback Consideration or Aggregate NELL Earnout Consideration. For the avoidance of doubt, other than as provided in this Section 2.3(f), the NELL Sellers shall not be liable to PAC or the other PAC Parties for the NELL Net Working Capital Deficiency Amount or the amount of expenses allocated to the NELL Sellers pursuant to Section 2.3(e).
(g)    If the Final NMA Net Working Capital Amount is less than the Estimated NMA Net Working Capital Amount (such amount, the “NMA Net Working Capital Deficiency Amount”), PAC shall offset, dollar for dollar, an amount equal to the sum of the NMA Net Working Capital Deficiency Amount plus the amount of expenses allocated to the NMA Sellers pursuant to Section 2.3(e), against any subsequently payable Aggregate NMA Earnout Consideration. For the avoidance of doubt, other than as provided in this Section 2.3(g), the NMA Sellers shall not be liable to PAC or the other PAC Parties for the NMA Net Working Capital Deficiency Amount or the amount of expenses allocated to the NMA Sellers pursuant to Section 2.3(e).

(h)    If the Final NELL Net Working Capital Amount is greater than the Estimated NELL Net Working Capital Amount (such difference, the “NELL Net Working Capital Excess Amount”), PAC Sub shall promptly (but in any event within five (5) Business Days after final determination of the NELL Net Working Capital Amount pursuant to this Section 2.3) deliver an amount of Cash equal to the NELL Net Working Capital Excess Amount minus the amount of expenses allocated to the NELL Sellers pursuant to Section 2.3(e) (the “Adjusted NELL Net Working Capital Excess Amount”) to the NELL Sellers. When such amount is payable, PAC Sub shall pay (i) to each NELL Seller an amount in Cash equal to the product of the Per NELL Share Net Working Capital Excess Amount multiplied by (y) the number of NELL Shares Surrendered by such NELL Seller pursuant to Section 2.2(b), by wire transfer of immediately available funds to the account of such NELL Seller as designated by such NELL Seller to PAC Sub prior to the Closing Date.
(i)    If the Final NMA Net Working Capital Amount is greater than the Estimated NMA Net Working Capital Amount (such difference, the “NMA Net Working Capital Excess Amount”), PAC Sub shall promptly (but in any event within five (5) Business Days after final determination of the NMA Net Working Capital Amount pursuant to this Section 2.3) deliver an amount of Cash equal to the NMA Net Working Capital Excess Amount minus the amount of expenses allocated to the NMA Sellers pursuant to Section 2.3(e) (the “Adjusted NMA Net Working Capital Excess Amount”) to the NMA Sellers. When such amount is payable, PAC Sub shall pay (i) to each NMA Seller an amount in Cash equal to the product of the Per NMA Share Net Working Capital Excess Amount multiplied by (y) the number of NMA Shares Surrendered by such NMA Seller pursuant to Section 2.2(b), by wire transfer of immediately available funds to the account of such NMA Seller as designated by such NMA Seller to PAC Sub prior to the Closing Date.
SECTION 2.4    Earnout.
(a)    Upon the occurrence of an Earnout Trigger, PAC Sub shall promptly (but in any event, within five (5) Business Days of the date of such Earnout Trigger) pay to the Sellers the Earnout Amount pursuant to, and in the manner provided in, Section 2.2(e). For this purpose, an “Earnout Trigger” will occur (i) if, for the immediately preceding fiscal year beginning on January 1, FFO is determined to be greater than or equal to $1.55 or (ii) on the thirty-six (36) month anniversary of the Closing Date; provided, that in no event can the Earnout Trigger occur (and the Earnout Amount be paid) more than once.
(b)    Notwithstanding anything in this Section 2.4 to the contrary, in the event of a PAC Change of Control, the Earnout Amount shall be deemed fully earned and PAC Sub shall pay, or cause to be paid, the Earnout Amount (as adjusted pursuant to this Agreement) in the manner provided in Section 2.2(e) at the closing of any such PAC Change of Control.
(c)    The FFO target set forth in this Section 2.4 shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of the outstanding shares of PAC Common Stock affecting all holders of PAC Common Stock after the date of this Agreement.
SECTION 2.5    Specified Matters Holdback Amount. Upon Final Resolution of all Specified Matters, PAC Sub shall offset against the Specified Matters Holdback Amount all Losses imposed on, sustained, incurred or suffered by any of the PAC Indemnified Parties, directly or indirectly relating to, arising out of or resulting from or caused by any of the Specified Matters (“Specified Matter Losses”) and shall promptly (but in any event, within five (5) Business Days) pay to the NELL Sellers an amount of Cash equal to the sum of the Specified Matters Holdback Amount minus all Specified Matter Losses (collectively, the “Distributable Holdback Proceeds”), as Aggregate NELL Holdback Consideration pursuant to, and in the manner provided in, Section 2.2(d). Without limiting the foregoing, the PAC Group Entities shall not have any right to set off any indemnification claim pursuant to Article VII (other than Section 7.2(a)(v)) against any Distributable Holdback Proceeds due to the NELL Sellers pursuant to this Section 2.5.
SECTION 2.6    Withholding Rights. Although the parties do not anticipate a withholding obligation in connection with the Transactions, each of the parties to this Agreement and each of their respective Representatives shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law; provided that such withholding party shall notify the party that would otherwise receive such withheld amount of its determination that withholding is required as soon as possible after such determination is made, and the relevant parties shall cooperate in good faith to minimize to the extent permitted under applicable Law the amount of any such withholding (including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any withholding). To the extent that amounts so withheld and deducted pursuant to this Section 2.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Person that withholds any such amount shall pay the withheld amount to the appropriate Taxing Authority in the time and manner required by applicable Law, as well as issue to the related Persons such forms or reports as may be required by applicable Law.
SECTION 2.7    Intended Tax Treatment. For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties agree to treat (i) the Transactions as taxable sales of all of the stock of NMA and NELL, and qualified stock purchases under Section 338 of the Code, followed by liquidations of NMA and NELL into PAC Sub under Section 332 of the Code (when NMA and NELL become qualified REIT subsidiaries of PAC Sub under Section 856(i) of the Code) and (ii) the Aggregate NMA Earnout Consideration, the Aggregate NELL Earnout Consideration, and the Aggregate NELL Holdback Consideration as deferred payments with respect to the sale of NMA Common Stock and NELL Common Stock subject to Section 483 of the Code and to treat a portion of the Aggregate NMA Earnout Consideration, the Aggregate NELL Earnout Consideration, and the Aggregate NELL Holdback Consideration as unstated interest. The parties further agree that the portion of the Aggregate NMA Earnout Consideration, the Aggregate NELL Earnout Consideration, and the Aggregate NELL Holdback Consideration treated as unstated interest shall be the minimum amount required by Section 483 of the Code and applicable Treasury Regulations.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as specifically disclosed in the disclosure schedules (the “Seller Disclosure Schedules”) delivered by the Sellers to PAC and PAC OP prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), each Seller, severally and not jointly with the other Sellers, hereby represents and warrants to the PAC Parties as follows:
SECTION 3.1    Power, Capacity and Enforceability. Such Seller has all requisite limited liability company or trust power and authority to enter into this Agreement and to perform its covenants and obligations under this Agreement. The execution and delivery of this Agreement and the performance by such Seller of its covenants and obligations under this Agreement have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).
SECTION 3.2    Ownership. Such Seller is the sole record and beneficial owner of the shares of NELL Common Stock and shares of NMA Common Stock designated as being owned by such Seller underneath such Seller’s name on Schedule A to the Seller Disclosure Schedules. Such shares of NELL Common Stock and NMA Common Stock owned by such Seller are not subject to any Liens, and such Seller has not granted any rights to purchase such shares of NELL Common Stock and NMA Common Stock to any other Person. Such Seller has the sole right to transfer all such shares of NELL Common Stock and NMA Common Stock to PAC Sub. Such shares of NELL Common Stock and NMA Common Stock constitute all of the shares of NELL Common Stock and NMA Common Stock owned, beneficially or of record, by such Seller, and such Seller has no options, convertible notes, warrants or other rights to acquire any shares of NELL Common Stock or NMA Common Stock. Such Seller does not own any equity or other interest in any of the Subsidiaries of NELL or NMA, and has no options, convertible notes, warrants or other rights to acquire any equity or other interest in any of the Subsidiaries of NELL or NMA.
SECTION 3.3    Litigation. Except as set forth in Section 3.3 of the Seller Disclosure Schedules, there are no Proceedings of any nature pending or, to the Knowledge of such Seller, threatened against or affecting such Seller, arising out of or relating to (i) such Seller’s beneficial ownership of NELL Common Stock or NMA Common Stock or rights to acquire NELL Common Stock or NMA Common Stock, (ii) such Seller’s capacity as a holder of NELL Common Stock or NMA Common Stock, (iii) the Transactions, (iv) any contribution of assets (tangible and intangible) by such Seller (or any of its Affiliates) to NELL, NMA or any of their respective Subsidiaries, or (v) any other agreement between such Seller (or any of its Affiliates) and any Advisor Group Entity. There is no investigation or other Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity. There is no Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller with respect to which such Seller has a contractual right or a right pursuant to applicable Law to indemnification from any Advisor Group Entity related to facts and circumstances existing prior to the Closing.
SECTION 3.4    Consents. Other than has occurred on or prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery by such Seller of this Agreement, the performance of such Seller’s obligations hereunder or the consummation of the Transactions.
SECTION 3.5    No Conflicts. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its, his or her covenants and obligations hereunder and thereunder and consummation of the Transactions will not (i) conflict with or violate any provision of the charter, operating or organizational documents of such Seller if such Seller is an entity, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any material contract to which such Seller or any of its, his or her properties or assets is subject, (iii) conflict with or violate any Law or any judgment, order or decree applicable to such Seller or its, his or her properties or assets, or (iv) create any Lien on any of the shares of NELL Common Stock or NMA Common Stock owned by such Seller, except in the case of clause (ii), (iii) or (iv), as has not had and is not reasonably likely to have a Material Adverse Effect.
SECTION 3.6    Solvency. Such Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented, and in each case, that would adversely affect the power or authority of such Seller to execute and deliver this Agreement or to consummate the Transactions.
SECTION 3.7    No Other Representations. Except for the representations and warranties set forth in this Article III, neither such Seller nor any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to such Seller.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING
THE ADVISOR GROUP ENTITIES
Except as specifically disclosed in the Seller Disclosure Schedules (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), each Seller, severally and not jointly with the other Sellers, hereby represents and warrants to the PAC Parties as follows (for the avoidance of doubt, any representation or warranty made with respect to NELL or the NELL Subsidiaries shall be considered as made only by each of the NELL Sellers, severally and not jointly with the other NELL Sellers or the NMA Sellers, and any representation or warranty made with respect to NMA or the NMA Subsidiaries shall be considered as made only by each of the NMA Sellers, severally and not jointly with the other NMA Sellers or the NELL Sellers):
SECTION 4.1    Corporate Organization.
(a)    Each of the Parent Entities is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of the Parent Entities has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for failures to be so licensed or qualified, as the case may be, that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.
(b)    True, correct and complete copies of the articles of incorporation of each of the Parent Entities (the “Parent Entity Charters”) and the by-laws of each of the Parent Entities (the “Parent Entity By-laws”), as in effect as of the date of this Agreement, have previously been made available to PAC and PAC OP.
(c)    Except as set forth in Section 4.1(c) of the Seller Disclosure Schedules, each of the Parent Entities’ respective Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for failures to be so qualified or in good standing or have such requisite powers, as the case may be, that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.
(d)    Other than the Parent Entities’ respective Subsidiaries, none of the Advisor Group Entities hold any interests, either directly or indirectly, in any other Persons. Section 4.1(d) of the Seller Disclosure Schedules sets forth the name of each of the Parent Entities’ respective Subsidiaries, the numbers and class of capital stock or other equity ownership interest held in such Subsidiary by the applicable Parent Entity, the percentage ownership represented by such capital stock or other equity ownership interest, and the jurisdiction of incorporation or formation of such Subsidiary.
SECTION 4.2    Capitalization.
(a)    The authorized capital stock of NELL consists of 10,000 shares of NELL Common Stock, of which, as of the date of this Agreement, 100 shares were issued and outstanding. As of the date of this Agreement, no shares of NELL Common Stock were held in NELL’s treasury. As of the date of this Agreement, no shares of NELL Common Stock were reserved for issuance. All of the issued and outstanding shares of NELL Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement, NELL does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NELL Common Stock or any other Equity Securities of NELL or any securities representing the right to purchase or otherwise receive any shares of NELL Common Stock or any other Equity Securities of NELL. Neither NELL nor any of the NELL Subsidiaries has issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under any Benefit Plans or otherwise, and there are no options, restricted stock or other equity-based awards issued by NELL or any NELL Subsidiary currently outstanding under any Advisor Group Entity Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of NELL having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of NELL Common Stock may vote.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each NELL Subsidiary are owned by NELL, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other Equity Securities of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other Equity Securities of such Subsidiary. No NELL Subsidiary owns any NELL Common Stock or other equity interest in NELL.
(c)    The authorized capital stock of NMA consists of 10,000 shares of NMA Common Stock, of which, as of the date of this Agreement, 7,500 shares were issued and outstanding. As of the date of this Agreement, no shares of NMA Common Stock were held in NMA’s treasury. As of the date of this Agreement, no shares of NMA Common Stock were reserved for issuance. All of the issued and outstanding shares of NMA Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement, NMA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NMA Common Stock or any other Equity Securities of NMA or any securities representing the right to purchase or otherwise receive any shares of NMA Common Stock or any other Equity Securities of NMA. Neither NMA nor any of the NMA Subsidiaries has issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under any Benefit Plans or otherwise, and there are no options, restricted stock or other equity-based awards issued by NMA or any NMA Subsidiary currently outstanding under any Advisor Group Entity Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of NMA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of NMA Common Stock may vote.
(d)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each NMA Subsidiary are owned by NMA, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other Equity Securities of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other Equity Securities of such Subsidiary. No NMA Subsidiary owns any NMA Common Stock or other Equity Securities of NMA.
SECTION 4.3    Authority; No Violation.
(a)    The Parent Entities have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of each of the Parent Entities. No other corporate actions on the part of the Parent Entities are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Parent Entities and (assuming due authorization, execution and delivery by PAC and PAC OP) constitutes the valid and binding obligation of each of the Parent Entities, enforceable against such Parent Entity in accordance with its terms, subject to the Equitable Exceptions.
(b)    Neither the execution and delivery of this Agreement by the Parent Entities nor the consummation by the Parent Entities of the Transactions, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) violate (A) any provision of the Parent Entity Charters or the Parent Entity By-laws or (B) any Governing Documents of any of the Parent Entities’ respective Subsidiaries, or (ii) (A) violate any statute, code, ordinance, rule, regulation or Order applicable to either or both of the Parent Entities, any of their respective Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Advisor Group Entity under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument (collectively, “Contracts”) to which any Advisor Group Entity is a party, or by which they or any of their respective properties or assets is bound, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.
SECTION 4.4    Consents and Approvals. No material consents or approvals of or filings or registrations with any Governmental Entity or applicable self-regulatory organization are necessary in connection with (A) the execution and delivery by the Parent Entities of this Agreement and (B) the consummation by the Parent Entities of any of the Transactions.
SECTION 4.5    Financial Statements.
(a)    The Sellers have previously made available to PAC and PAC OP copies of (a) the consolidated and combined audited balance sheets of NELL and its Subsidiaries and NMP, as of December 31, 2018, 2017 and 2016, and the related consolidated and combined statements of income and comprehensive income, statements of equity (deficit) and statements of cash flows for the years then ended (the “Audited Financial Statements”), and (b) the unaudited and unconsolidated balance sheets of each of NELL, PAA, PCMS, and NMP as of December 31, 2019, and the related unconsolidated statements of income for the twelve (12)-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as described in the notes thereto and subject to normal adjustments (which, in the aggregate, are not expected as of the date hereof to be material), the Audited Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the combined consolidated financial condition and results of operations of NELL and its Subsidiaries and NMP as of the dates thereof or the periods then ended, as applicable. Except for the absence of notes required under GAAP and subject to normal adjustments (which, in the aggregate, are not expected as of the date hereof to be material), the Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations of NELL and its Subsidiaries and NMP as of the dates thereof or the periods then ended, as applicable.
(b)    No Advisor Group Entity’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Advisor Group Entity except as, individually or in the aggregate, would not have a Material Adverse Effect.
(c)    To the Knowledge of the applicable Sellers, since December 31, 2018, none of the Advisor Group Entities has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Advisor Group Entity or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Advisor Group Entity has engaged in questionable accounting or auditing practices.
SECTION 4.6    Undisclosed Liabilities. There are no Liabilities of the Parent Entities or their respective Subsidiaries, as applicable, of a type that are required by GAAP to be reflected or reserved against in the applicable Financial Statements, other than (i) those Liabilities that are reflected or reserved against on the balance sheets included in the applicable Financial Statements (including any notes thereto); (ii) Liabilities incurred in connection with this Agreement and the Transactions; (iii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2018; and (iv) Liabilities (whether known or unknown and whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would not have a Material Adverse Effect.
SECTION 4.7    Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Seller Disclosure Schedules, since December 31, 2019 and through the date hereof, the Advisor Group Entities have conducted their respective businesses, in all material respects, only in the Ordinary Course of Business and there has not been:
(a)a Material Adverse Effect;

(b)any issuance or awards of equity awards or other equity-based awards by any Advisor Group Entity to any director, officer or Employee of any Advisor Group Entity, other than as required by the terms of an Advisor Group Entity Benefit Plan or in the Ordinary Course of Business;
(c)any declaration, setting aside or payment of any dividend or other with respect to any of the capital stock of any Advisor Group Entity (other than the Restructuring Transactions);
(d)except as required by the terms of any Advisor Group Entity Benefit Plan or by applicable Law or in the Ordinary Course of Business, (i) any granting by any Advisor Group Entity to any current or former director, officer or Employee of any material increase in compensation, bonus or other benefits, (ii) any granting by any Advisor Group Entity to any current or former director or officer of any material increase in severance or termination pay, (iii) any entry by any Advisor Group Entity into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or officer or (iv) any establishment, adoption, entry into, amendment or modification of any Advisor Group Entity Benefit Plan;
(e)any change in any material respect in accounting methods, principles or practices by any Advisor Group Entity affecting their respective assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;
(f)any material Tax election or change in or revocation of any material Tax election, amendment to any material Tax return, closing agreement with respect to Taxes, or settlement or compromise of any material income Tax Liability by any Advisor Group Entity;
(g)any material change in the investment or risk management or other similar policies of any Advisor Group Entity; or
(h)any agreement or commitment (contingent or otherwise) to do any of the foregoing.
SECTION 4.8    Legal Proceedings. Other than as set forth in Section 4.8 of the Seller Disclosure Schedules, to the Knowledge of the applicable Sellers, there are no (i) Proceedings of any nature pending or threatened against or affecting any Advisor Group Entity, or any of their respective properties, at law or in equity, or (ii) Orders against any Advisor Group Entity, in each case of clause (i) or (ii), that, individually or in the aggregate, would not have a Material Adverse Effect.
SECTION 4.9    Taxes and Tax Returns.
(a)    Except as set forth in Section 4.9 of the Seller Disclosure Schedules, each Advisor Group Entity has duly and timely filed (taking into account extensions validly obtained) all federal income and state income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. Each

Advisor Group Entity has timely paid all material Taxes due and owing by it (whether or not shown on any Tax Return). Each Advisor Group Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Advisor Group Entity has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of any Advisor Group Entity due with respect to completed and settled examinations, if any, or any concluded litigation, if any, have been fully paid. There are no examinations or Proceedings pending for material Taxes upon any Advisor Group Entity. There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of any Advisor Group Entity. No Advisor Group Entity has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No Advisor Group Entity has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing Authority with respect to any material Taxes, nor is any such request outstanding. No Advisor Group Entity has been a party to any “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code).
(b)    No Advisor Group Entity is a party to or is bound by any Tax sharing, allocation or indemnification agreements (other than (i) such an agreement or arrangement exclusively between or among a Parent Entity and its Subsidiaries or (ii) contracts entered into in the Ordinary Course of Business, the purpose of which did not relate to Taxes). No Advisor Group Entity (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than a Parent Entity or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.
(c)    Each of the Parent Entities (and any predecessor of any Parent Entity) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and will be an S corporation at all times up to and including the day before the Closing Date for federal income and all applicable state income Tax purposes. Each Subsidiary of the Parent Entities (other than those Subsidiaries which are limited liability companies and which are treated for federal income Tax purposes as partnerships or disregarded entities) has been a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, and will be a “qualified subchapter S subsidiary” at all times up to and including the day before the Closing Date. Neither of the Parent Entities is, has been, or will be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local Tax Law) and neither of the Parent Entities nor any their respective Subsidiaries holds any assets the disposition of which would be subject to Section 1374 of the Code or similar rules. Each of the Parent Entities does not have, and will not have at any time up to and including the Closing Date, any amount of C-corporation earnings and profits. No state or local jurisdiction has required that either of the Parent Entities make an S corporation or comparable election. Neither of the Parent Entities has (i) acquired assets from another corporation in a transaction in which such Parent Entity’s Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor nor (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.
(d)    No Advisor Group Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change of accounting method for a taxable period ending on or after the Closing Date; (ii) use of an improper method of accounting for a period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.
SECTION 4.10    Employee Benefits.
(a)    Section 4.10(a) of the Seller Disclosure Schedules includes a complete list of each Benefit Plan sponsored, maintained or contributed to by the Advisor Group Entities or with respect to which the Advisor Group Entities could have any obligation or liability (the “Advisor Group Entity Benefit Plans”).
(b)    With respect to each Advisor Group Entity Benefit Plan, the Parent Entities have delivered or made available to PAC, PAC OP or their representatives, a true, correct and complete copy of (to the extent applicable): (i) each plan document, including all amendments thereto; (ii) the most recent summary plan description, if any; (iii) the two most recent annual financial reports filed on Form 5500; (iv) the most recent actuarial report; (v) the most recent determination, opinion or advisory letter from the IRS; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to such Advisor Group Entity Benefit Plan; (vii) the two most recent nondiscrimination testing reports; and (viii) all material correspondence with the IRS, the United States Department of Labor or any other Governmental Entity relating to each Advisor Group Entity Benefit Plan.
(c)    All material contributions required to be made to any Advisor Group Entity Benefit Plan by the Advisor Group Entities, and all material premiums due with respect to any insurance policy funding such Advisor Group Entity Benefit Plan, through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, are reflected on the Financial Statements in accordance with GAAP.
(d)    Each Advisor Group Entity Benefit Plan has been maintained in compliance, in all material respects, with its terms and all provisions of ERISA, the Code and all Laws and regulations applicable to such Advisor Group Entity Benefit Plan. With respect to each Advisor Group Entity Benefit Plan that is maintained as (1) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code

Section 413(c)) or (2) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)), (x) the participating entities in each plan described in (1) and (2) above are eligible to participate in such plan with the Advisory Group Entities in such arrangement; (y) all contributions from each participating entity have been timely made to such Advisor Group Entity Benefit Plan through the date hereof, and (z) all non-discrimination testing and other operational requirements applicable to arrangements described in (1) and (2) above have been timely and correctly administered in accordance with applicable requirements under ERISA and the Code.
(e)    Each Advisor Group Entity Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to its qualification or is entitled to rely on a favorable opinion or advisory letter issued by the IRS with respect to a pre-approved master and prototype or volume submitter plan, and, to the Knowledge of the applicable Sellers, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Advisor Group Entity Benefit Plan.
(f)    None of the Advisor Group Entities has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Advisor Group Entity Benefit Plans or the Advisor Group Entities to any material Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502 of ERISA.
(g)    No Advisor Group Entity or any of its ERISA Affiliates has ever sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to, (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j)), or (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)). The Advisor Group Entities and their ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA or Section 412 of the Code. The Advisor Group Entities do not have any liability for any material excise tax imposed by any Section of Chapter 43 of the Code.
(h)    None of the Advisor Group Entities has any liability for retiree or post-termination life, health, medical or other welfare benefits to former Employees or beneficiaries or dependents thereof, except for health continuation coverage provided for a period of time that is no longer than the applicable period in which continuation coverage may be provided pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or any similar state Law and at no expense to any of the Advisor Group Entities.
(i)    No Advisor Group Entity Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code.
(j)    Any Advisor Group Entity Benefit Plan that provides for deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(k)    Neither the execution nor the delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, by any Advisor Group Entity to any director, Employee or independent contractor of any Advisor Group Entity, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided by any Advisor Group Entity to any such director, Employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation by any Advisor Group Entity or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.
SECTION 4.11    Labor and Employment Matters.
(a)    Each Advisor Group Entity is, and during the past two (2) years has been, in compliance, in all material respects, with all applicable laws governing the employment of labor, including all material contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and job applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).
(b)    Except as set forth in Section 4.11(b) of the Seller Disclosure Schedules, there are no, and during the past two (2) years have been no, pending or, to the Knowledge of the applicable Sellers, threatened lawsuits, arbitrations, administrative charges, grievances or claims against the Advisor Group Entities by any employee, independent contractor, former employee, or former independent contractor of any Advisor Group Entity before any Governmental Entity or arbitration board or panel relating to any Employment Matters that, in each case, individually or in the aggregate with respect to claims based on substantially the same alleged facts, would have a Material Adverse Effect.
(c)    There are no, and during the past two (2) years have been no, pending or, to the Knowledge of the applicable Sellers, threatened investigations or audits by any Governmental Entity relating to any Employment Matters of any Advisor Group Entity. No Advisor Group Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters that is, in each case, currently in effect.
(d)    None of the Advisor Group Entities is a party to any collective bargaining agreement or similar agreement with any labor union. To the Knowledge of the applicable Sellers, there are no activities or Proceedings of any labor union to organize any employees of any Advisor Group Entity. There is no existing or, to the Knowledge of the applicable Sellers, threatened labor strike, slowdown, work stoppage or lockout by any employees of any Advisor Group Entity. No labor organization or group of employees of any Advisor Group Entity has made a pending demand for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or, to the Knowledge of the applicable Sellers, threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity concerning labor relations.
(e)    None of the Advisor Group Entities is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations on the Advisor Group Entities under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act.
(f)    None of the Advisor Group Entities has, within the past two (2) years, effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Advisor Group Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Advisor Group Entity. None of the Advisor Group Entities has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of any Advisor Group Entity has suffered an “employment loss” (as defined in the WARN Act) within the ninety (90) days immediately preceding to the Closing Date.
(g)    To the Knowledge of the applicable Sellers, (i) no employee or independent contractor of any of the Advisor Group Entities is in violation of any material term of any currently effective employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement or proprietary information agreement; and (ii) the continued employment by the Advisor Group Entities of their respective employees, and the performance of the contracts with the Advisor Group Entity by their respective independent contractors, will not result in any such violation. None of the Advisor Group Entities has received any written notice alleging that any such violation has occurred within the past two (2) years.
(h)    Except as set forth in Section 4.11(h) of the Seller Disclosure Schedules, to the Knowledge of the applicable Sellers, no current executive officer, vice president or director of any Advisor Group Entity has delivered to such Advisor Group Entity written notice of his or her intent to terminate his or her employment with such Advisor Group Entity.
(i)    Except as set forth in Section 4.11(i) of the Seller Disclosure Schedules, in the past two (2) years, (i) to the Knowledge of the applicable Sellers, no written allegations of sexual harassment have been made against (A) any employee of any Advisor Group Entity who is an executive officer or at the level of senior vice president or above, or (B) any independent contractor of any Advisor Group Entity, in connection with such employee’s employment or such independent contractor’s engagement by an Advisor Group Entity, and (ii) none of the Advisor Group Entities has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee or independent contractor of any Advisor Group Entity. In the past two (2) years, the Advisor Group Entities have, to the Knowledge of the Sellers, fully satisfied all obligations under applicable Law with respect to the investigation and remedial action steps (if any) of any sexual harassment allegations of which the Advisor Group Entities are aware with respect to their employees.
SECTION 4.12    Compliance with Law; Permits.
(a)    Except as set forth in Section 4.12(a) of the Seller Disclosure Schedules and except for such matters as would not, individually or in the aggregate, be material to the Advisor Group Entities taken as a whole, each of the Advisor Group Entities is, and since the later of December 31, 2017 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable Laws.
(b)    Except as set forth in Section 4.12(b) of the Seller Disclosure Schedules, the Advisor Group Entities are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Advisor Group Entities, to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Permits”). All the Permits are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The Advisor Group Entities are not, and since December 31, 2017 have not been, in material violation or breach of, or material default under, any Permit except as set forth in Section 4.12(b) of the Seller Disclosure Schedules.
SECTION 4.13    Certain Contracts.
(a)    Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, none of the Advisor Group Entities is a party to or bound by (i) any Contract relating to the incurring of Indebtedness by any Advisor Group Entity in an amount in excess in the aggregate of $100,000, (ii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of any Advisor Group Entity to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of any Advisor Group Entity is conducted, (iii) any Contract providing for any payments that are conditioned, in whole or in part, on a change of control of any Advisor Group Entity, (iv) any collective bargaining agreement, (v) any joint venture or partnership agreement, (vi) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Advisor Group Entity to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any agreement that contains any severance pay or post-employment obligations to make payments to, any current or former director, officer or employee of any Advisor Group Entity, (viii) any Contract that contains a “most favored nation” clause or similar term providing preferential pricing or treatment to a third party, (ix) any Contract pursuant to which any Advisor Group Entity manages or provides services with respect to any real properties other than (A) the real property of the Advisor Group Entities, PAC, PAC OP or any of their respective Affiliates and (B) Contracts pursuant to which no Advisor Group Entity is entitled to obtain any fees, (x) any Contract requiring any Advisor Group Entity to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any third party other than any such Contracts for real estate investments for Persons advised by any Advisor Group Entity or (xi) any Contract not made in the Ordinary Course of Business which (A) is material to the Advisor Group Entities taken as a whole or (B) which would reasonably be expected to materially delay the consummation of any of the Transactions (the Contracts and obligations of the type described in clauses (i) through (xi) being referred to herein as the “Material Contracts”). The Sellers have provided to PAC and PAC OP true, correct and complete copies of the Material Contracts prior to the date hereof as in effect as of such date.
(b)    Each Material Contract is valid and binding on the Advisor Group Entity that is party to such agreement and is in full force and effect, subject to the Equitable Exceptions. None of the Advisor Group Entities is in material breach or default under any Material Contract. As of the date hereof, none of the Advisor Group Entities has received notice of any material violation or default under any Material Contract by any other party thereto.
SECTION 4.14    Environmental Matters. The Advisor Group Entities are in material compliance with all Environmental Laws applicable to their respective businesses as presently conducted, including all environmental permits required for the occupation of their properties or facilities. During the past three (3) years, none of the Advisor Group Entities has received any written notice regarding any material violation of, or material liability under, any Environmental Laws with respect to their respective past or current operations, properties or facilities, including the Leased Real Property. None of the Advisor Group Entities nor, to the Knowledge of the applicable Sellers, any predecessor of any Advisor Group Entity, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, in each case, in a manner that has given or would give rise to any material Liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws. There are no legal, administrative, arbitral or other Proceedings, or, to the Knowledge of the applicable Sellers, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on any Advisor Group Entity, of any liability or obligation arising under any local, state or federal Environmental Law pending or threatened against any Advisor Group Entity. None of the Advisor Group Entities are subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation, including any investigatory or remedial or corrective action obligation, with respect to the foregoing that is reasonably likely to be, individually or in the aggregate, material to the Advisor Group Entities taken as a whole.
SECTION 4.15    Properties.
(a)    Each of the Advisor Group Entities has good and valid title to all personal property that it purports to own, free of Liens other than Permitted Liens. With respect to personal property that is leased by any Advisor Group Entity (“Leased Personal Property”), the lessee has a valid leasehold interest in the Leased Personal Property, free of Liens other than Permitted Liens, the ownership interest of the lessor and the lessor’s rights under the lease. All those leases are in full force and effect and constitute valid and binding obligations of each of the Advisor Group Entities party thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. None of the Advisor Group Entities, nor, to the Knowledge of the applicable Sellers, any other party to such a lease is in breach of such lease, beyond the expiration of any notice and curative opportunity as may be provided in such lease.

(b)    None of the Advisor Group Entities owns any real property. A true and complete copy of each agreement pursuant to which any Advisor Group Entity leases any real property and which provides for annual lease payments in excess of $100,000 (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Real Property Leases” and such property, together with all buildings, structures and facilities located thereon, the “Leased Real Property”) has heretofore been made available to PAC and PAC OP. Each Real Property Lease is valid, binding and enforceable against the applicable Advisor Group Entity in accordance with its terms and is in full force and effect (except as may be limited by the Equitable Exceptions). There are no uncured defaults in existence by any Advisor Group Entity in existence under any of the Real Property Leases which, in the aggregate, would result in the termination of such Real Property Leases. The consummation of the Transactions will not cause defaults or give rise to termination rights under the Real Property Leases.
SECTION 4.16    Sufficiency of Assets. The properties and assets owned or leased by the Advisor Group Entities (i) are sufficient for the continued conduct of their respective businesses in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted, and (ii) include all assets reflected in the applicable balance sheet and all properties and assets acquired since the date of such balance sheet, other than properties or assets sold in the Ordinary Course of Business since that date or as is set forth in Section 4.16 of the Seller Disclosure Schedules.
SECTION 4.17    Insurance. Section 4.17 of the Seller Disclosure Schedules sets forth a correct and complete list of all insurance policies maintained by any Advisor Group Entity, together with a correct and complete list of the claim and loss history since January 1, 2017. The Advisor Group Entities are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and is in full force and effect, (ii) none of the Advisor Group Entities is in breach or default under the policy, including failure to make timely payment of all premiums due and (iii) none of the Advisor Group Entities has received any written notice of any actual or threatened cancellation or material limitation of the policy. To the Knowledge of the applicable Sellers, none of the Advisor Group Entities has received any written notice from any insurance carrier denying or disputing a claim made on any policies to which it is a party, denying or disputing any coverage or the amount of any claim or reserving rights in connection therewith.
SECTION 4.18    Intellectual Property.
(a)    Section 4.18 of the Seller Disclosure Schedules sets forth all (i) (1) Patents, Trademarks, and Copyrights subject to a registration or pending application for registration before any Governmental Entity, and (2) all Internet Assets, in each case owned by any Advisor Group Entity and used or held for use in their respective business as currently conducted or proposed to be conducted, (ii) licenses, contracts or agreements to which any Advisor Group Entity is a party and under which such Advisor Group Entity is expressly granted the right to use any material Intellectual Property and involving annual aggregate consideration greater than $20,000 (other than (A) with respect to Patents in connection with the use of third party products and services or (B)

any licenses to any off-the-shelf Software that is commercially available for annual aggregate consideration less than $20,000). To the Knowledge of the applicable Sellers, no person is misappropriating, infringing or otherwise violating any Intellectual Property owned by any Advisor Group Entity (the “Owned IP”), and no such claims have been asserted or threatened in writing against any Person by any Advisor Group Entity. None of the Advisor Group Entities has received written notice of any claim challenging the validity or enforceability of any Owned IP.
(b)    To the Knowledge of the applicable Sellers, the conduct of the businesses of the Advisor Group Entities as presently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person, and none of the Advisor Group Entities has received written notice of any such claim (including in the form of offers or invitations to obtain a license to resolve a claim) against any Advisor Group Entity.
(c)    The Advisor Group Entities have taken commercially reasonable measures when obtaining the Owned IP and in maintaining and protection of the Owned IP. The Advisor Group Entities have taken commercially reasonable measures to protect Trade Secrets within the Owned IP, including requiring all Persons having access thereto to execute a form confidentiality and non-disclosure agreement, complete and accurate copies of which have been delivered or made available to PAC and PAC OP. To the Knowledge of the applicable Sellers, there has not been any unauthorized disclosure of any Trade Secrets owned by any Advisor Group Entity to any Person in a manner that has resulted or is likely to result in the loss of its trade secret status.
(d)    To the Knowledge of the applicable Sellers, no Advisor Group Entity Software exists.
(e)    To the Knowledge of the applicable Sellers: (i) none of the Advisor Group Entities has used Open Source Materials in a manner that obligates any Advisor Group Entity to disclose, make available, offer or deliver, in the form of source code, any proprietary portion of Advisor Group Entity Software to any Person under any open source license; and (ii) all use of Open Source Materials by the Advisor Group Entities is in compliance with the applicable open source licenses, including all copyright notice and attribution requirements.
(f)    Except as would not have, either individually or in the aggregate, a Material Adverse Effect, the Advisor Group Entities have taken and currently take commercially reasonable steps, consistent with industry standard practices, that are intended to ensure that the Advisor Group Entity IT Systems and Software used or accessed by the Advisor Group Entities in their businesses (“Advisor Group Entities Business Software”) are in good working order and are sufficient to satisfy the requirements of the business of the Advisor Group Entities as currently conducted (including requirements as to data volumes). To the Knowledge of the Sellers, there are no (i) performance reductions or breakdowns of, or logical or physical intrusions to, any Advisor Group Entity IT Systems or Advisor Group Entities Business Software that are, in either case, owned or controlled by any of the Advisor Group Entities, or (ii) losses of data used or accessed by the Advisor Group Entities in their businesses, which have had (or are having or would have) a Material Adverse Effect. Industry standard measures have been and are in place intended to prevent unauthorized access to the Advisor Group Entity IT Systems and Advisor Group Entities Business Software that are, in either case, owned or controlled by any of the Advisor Group Entities, or the introduction of viruses or other similar contaminants into the Advisor Group Entity IT Systems and Advisor Group Entities Business Software that are, in either case, owned or controlled by any of the Advisor Group Entities. Commercially reasonable steps have been taken by the Advisor Group Entities and are in place to provide for disaster recovery and business continuity for the business as currently conducted. As used in the preceding sentence, “commercially reasonable steps” includes any plans, procedures and facilities consistent with industry standards that have been implemented by any of the Advisor Group Entities with the intent to provide that the businesses of the Advisor Group Entities as currently conducted can continue without material disruption in the event of a breakdown or performance reduction of the Advisor Group Entity IT Systems, Advisor Group Entities Business Software, or loss of data that are, in each case, owned or controlled by any of the Advisor Group Entities.
(g)    The Advisor Group Entities have at all times complied in all material respects with all applicable data privacy Laws, as well as their own Privacy Notices (as defined below), in each case relating to the collection and use of personal information collected by any Advisor Group Entity. None of the Advisor Group Entities has received notice of any claims asserted or threatened in writing against any Advisor Group Entity alleging a violation of any data privacy Laws or the Advisor Group Entities own Privacy Notices. To the Knowledge of the applicable Sellers, the consummation of the Transactions will not breach or otherwise cause any violation of any applicable data privacy Laws related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Advisor Group Entities in the conduct of their respective businesses as currently conducted. The Sellers have provided to PAC and PAC OP copies of all former and current privacy notices and that have been provided by the Advisor Group Entities to the Advisor Group Entities’ customers or otherwise publicly posted by an Advisor Group Entity on the Internet Assets owned by the Advisor Group Entities (“Privacy Notices”).
(h)    Neither this Agreement nor the Transactions will result in (i) any Person being granted rights or access to, or the placement in or release from escrow of, any source code, object code or internal technical documentation for any Advisor Group Entity Software, or (ii) PAC, PAC OP, or any Advisor Group Entity being obligated to grant to any third party any ownership interest in, license to or right to any Owned IP.
SECTION 4.19    Affiliate Transactions. Except as set forth in Section 4.19 of the Seller Disclosure Schedules, none of the Advisor Group Entities is a party to any agreement, commitment or transaction with or for the benefit of any shareholder, member, officer, director, employee or Affiliate of any Advisor Group Entity or, to the Knowledge of the applicable Sellers, any spouse, parent, child, sibling, aunt, uncle or first cousin (whether through blood, marriage or adoption) of any such Person or any entity in which any such Person owns any beneficial interest, except for employment agreements or other agreements governing terms of employment. Neither such Seller nor any of its members, trustees or beneficiaries, as applicable, owns, or has any right to use, any Owned IP used, or held for use, in connection with the business or operations of any Advisor Group Entity.

SECTION 4.20    Broker’s Fees. None of the Advisor Group Entities has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with any of the Transactions, other than Moelis & Company LLC (the fees and expenses in respect of which shall be included in the Seller Transaction Expenses). A true and complete copy of the agreement with respect to such engagement has previously been made available to the PAC Parties.
SECTION 4.21    Investment Company Act of 1940. None of the Advisor Group Entities are required to be registered under the Investment Act of 1940, as amended.
SECTION 4.22    No Other Representations. Except for the representations and warranties set forth in this Article IV, neither such Seller nor any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to the Advisor Group Entities.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PAC PARTIES
Except as disclosed (a) in the PAC SEC Reports (excluding any disclosures set forth in such PAC SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2019 and prior to the date hereof (without giving effect to any PAC SEC Report or any amendment to any PAC SEC Report in each case filed or publicly furnished on or after the date hereof) or (b) in the disclosure schedules delivered by PAC on the date hereof concurrently with the execution of this Agreement (the “PAC Disclosure Schedules”), the PAC Parties hereby represent and warrant to the Sellers that:
SECTION 5.1    Organization and Existence.
(a)    Each of the PAC Parties is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited liability company or limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    Each of the PAC Parties is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, prohibit or materially impair the ability of the PAC Parties to consummate the Transactions and perform their respective obligations under this Agreement on a timely basis.
SECTION 5.2    Authority and Approval. Each of the PAC Parties has all requisite corporate, limited liability company or limited partnership power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the PAC Parties, the consummation of the Transactions and the performance of all of the terms and conditions hereof to be performed by the PAC Parties have been duly authorized and approved by all requisite corporate, limited liability company or limited partnership action on the part of each of the PAC Parties. This Agreement has been duly executed and delivered by each of the PAC Parties and constitutes the valid and legally binding obligation of each of the PAC Parties, enforceable against each of the PAC Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
SECTION 5.3    No Conflict; Consents.
(a)    Subject to the consents, approvals, licenses, permits, orders, authorizations, filings and notices referred to in Section 5.3(b), the execution, delivery and performance of this Agreement does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions will not, (i) contravene, violate, conflict with, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the PAC Group Entities; (ii) contravene, conflict with or violate any provision of applicable Law; or (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, Contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the PAC Parties is a party or by which any of the PAC Parties or any of their assets are bound, except in the case of clauses (ii) and (iii), for those items that would not, individually or in the aggregate, prohibit or materially impair the ability of the PAC Parties to consummate the Transactions and perform their respective obligations under this Agreement on a timely basis.
(b)    No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the PAC Parties in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which would not, individually or in the aggregate, prohibit or materially impair the ability of the PAC Parties to consummate the Transactions and perform their respective obligations under this Agreement on a timely basis.
SECTION 5.4    Litigation. Except as would not, individually or in the aggregate, prohibit or materially impair the ability of the PAC Parties to consummate the Transactions and perform their respective obligations under this Agreement on a timely basis, there are no (i) Proceedings pending or, to the knowledge of PAC or PAC OP, threatened against or affecting the PAC Parties, their assets, or any of the operations of the PAC Group Entities related thereto or (ii) Orders against or affecting the PAC Group Entities, their assets, or any of the operations of the PAC Group Entities related thereto.
SECTION 5.5    Investment Intent. PAC Sub is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. PAC Sub (i) is an “accredited investor” as defined in the rules promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares; (ii) has the ability to bear the economic risks of such investment; and (iii) has had an opportunity to obtain such financial and other information from the Sellers and the Advisor Group Entities as it deems necessary or appropriate in connection with evaluating the merits of the investment in the Shares.
SECTION 5.6    Brokerage Arrangements. Except for PAC’s obligations to Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by the PAC Parties, none of the PAC Parties has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the Transactions.
SECTION 5.7    No Other Representations. Except for the representations and warranties set forth in this Article V, neither any PAC Party nor any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to any of the PAC Group Entities.
ARTICLE VI.
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS
SECTION 6.1    Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto agree that, from time to time after the Closing, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and provide such materials and information and take such other actions as may be necessary to consummate and make effective the Transactions. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.
SECTION 6.2    Public Announcement. On the Closing Date, PAC shall issue a press release with respect to the consummation of the Transactions, which press release shall be reasonably satisfactory to PAC, NELL and NMA. Except (a) in any Proceeding with respect to a dispute between or among the parties regarding this Agreement or the Transactions or (b) for any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, neither the PAC Parties nor any Seller shall, and they shall not permit any of their respective Affiliates to, issue any other press release or make any other public announcement concerning this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) without the prior approval of the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the PAC Parties, on the one hand, and the Sellers, on the other hand, may, and they may permit their respective Affiliates to, provide ordinary course communications regarding this Agreement to existing equity holders, members, managers and investors of such Person, and to Representatives of such Persons, in each case, subject to customary confidentiality obligations.

SECTION 6.3    Regulatory Issues. Each party shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Transactions. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.
SECTION 6.4    Confidentiality. Each PAC Party shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Sellers furnished to the PAC Parties or their respective Representatives or Affiliates in connection with the Transactions, and shall not reveal such information, or produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders, prospective financing sources (including due diligence firms therefor), legal counsel and accountants) without the prior written consent of the Sellers, unless such PAC Party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law, including for SEC reporting purposes. Notwithstanding the foregoing, the PAC Party’s obligations under this Section 6.4 shall not apply to any information or document that (i) is or becomes the subject of a subpoena or other legal process, (ii) is or becomes available to the public other than as a result of a disclosure by such party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be withheld, or (iii) was obtained or is or becomes available to such party on a nonconfidential basis from a source other than the other parties or their respective Representatives and such source was not violating any confidentiality obligation in providing such information. Except as may be prohibited by Law, the parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The parties’ obligations under this Section 6.4 shall survive the Closing for a period of three (3) years.
SECTION 6.5    Expenses. All costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses shall be paid by the party hereto incurring such expenses.
SECTION 6.6    Releases.
(a)    As a material inducement to the PAC Parties to enter into this Agreement, effective as of the Closing, each Seller on behalf of itself, and on behalf of its equity holders, Affiliates and Representatives, agrees not to sue and fully releases and discharges each Advisor Group Entity and the PAC Parties and their respective Affiliates, Representatives, assigns and successors (collectively, the “PAC Releasees”), with respect to and from any and all Losses, Liens, Liabilities (including employment contracts and management fee arrangements), covenants or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against the PAC Releasees; provided, that nothing in this Section 6.6 will be deemed to constitute a release by any Seller of any right to enforce its rights under this Agreement. It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.
(b)    As a material inducement to the Sellers and Parent Entities to enter into this Agreement, effective as of the Closing, each of the PAC Parties and the Advisor Group Entities on behalf of itself and on behalf of its equity holders, Affiliates and Representatives, agrees not to sue and fully releases and discharges each Seller and their respective Affiliates, Representatives, assigns and successors (collectively, the “Seller Releasees”), with respect to and from any and all Losses, Liens, Liabilities (including employment contracts and management fee arrangements), covenants or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such PAC Party or Advisor Group Entity, as applicable, now owns or holds or has at any time owned or held against the Seller Releasees; provided, that nothing in this Section 6.6 will be deemed to constitute a release by any of the PAC Parties and the Advisor Group Entities of any right to enforce its rights under this Agreement. It is the intention of each of the PAC Parties and the Advisor Group Entities that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each of the PAC Parties and the Advisor Group Entities hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.
(c)    As a material inducement to the Sellers to enter into this Agreement, effective as of the Closing, each Seller on behalf of itself, and on behalf of its equity holders, Affiliates and Representatives, agrees not to sue and fully releases and discharges each of the other Sellers and their respective Affiliates, Representatives, assigns and successors (collectively, the “Seller Mutual Releasees”), with respect to and from any and all Losses, Liens, Liabilities (including employment contracts and management fee arrangements), covenants or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against the Seller Mutual Releasees; provided, that nothing in this Section 6.6 will be deemed to constitute a release by any Seller of any right to enforce its rights under this Agreement. It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any.

SECTION 6.7    Employees; Benefit Plans.
(a)    For a period of at least one (1) year following the Closing Date, except as otherwise determined by the Compensation Committee of the Board of Directors of PAC or as recommended by the Chief Executive Officer of PAC, PAC shall, or shall cause its Subsidiaries or any of their respective Affiliates to, provide to each individual who, immediately before the Closing was an employee of an Advisor Group Entity, including any individual on FMLA or short-term disability leave immediately before the Closing, and who became an employee of a PAC Group Entity upon the Closing (each, a “Continuing Employee”) (i) annualized base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately before the Closing, (ii) target short-term (annual or more frequent) cash bonus opportunity provided to such Continuing Employee immediately before the Closing, and (iii) other employee benefits (excluding defined benefit retirement plan participation and early retirement benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately before the Closing.
(b)    Notwithstanding anything to the contrary set forth herein, after the Closing, nothing herein shall preclude the PAC Group Entities from terminating the employment of any Continuing Employee for any lawful reason and neither PAC nor any other PAC Group Entity shall have any obligation to retain any employee or group of employees of any of the Advisor Group Entities.
(c)    PAC shall, or shall cause its Subsidiaries and each of their respective Affiliates to, honor all Advisor Group Entity Benefit Plans that include severance, change in control or similar provisions, in accordance with their terms as in effect as of immediately before the Closing.
(d)    Prior to the Closing, with respect to each Continuing Employee who is eligible to receive an annual bonus with respect to the 2019 year (or any other bonus or cash-based incentive award with respect to any performance period in progress as of the Closing Date) (any such bonus or award, an “Accrued Bonus”), the Advisor Group Entities shall pay, or shall cause to be paid, to each such Continuing Employee, his or her Accrued Bonus in an amount consistent with the terms of any bonus plan or program or as accrued on the books and records of the Advisor Group Entities.
(e)    With respect to any Benefit Plan (other than equity plans) sponsored, maintained or contributed to by the PAC Group Entities in which any Continuing Employee becomes eligible to participate in effective immediately following the Closing (the “New Plans”), PAC shall provide that (i) PAC shall provide that each Continuing Employee shall receive credit for such Continuing Employee’s years of service with the Advisor Group Entities before the Closing (including predecessor or acquired entities or any other entities) for purposes of eligibility to participate and vesting (except to the extent such credit would result in a duplication of accrual of benefits or with respect to New Plans created after the Closing for which similarly situated employees of PAC or the applicable Subsidiary do not receive past service credit), (ii) PAC shall take commercially reasonable efforts to waive (or cause to be waived), effective as of the Closing, any waiting time limitation in any New Plan to the extent such waiting time was satisfied under the similar or comparable Advisor Group Entity Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), (iii) PAC shall take commercially reasonable efforts to cause to be waived or satisfied all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Closing, and (iv) PAC shall provide, or cause to be provided, full credit for any co-payments, deductibles and similar payments made or incurred by Continuing Employees under an analogous Old Plan for the plan year in which the Closing Date occurs.
(f)    This Section 6.7 is solely for the benefit of the parties to this Agreement, and nothing in this Section 6.7, whether express or implied, shall confer upon any current or former employee, officer, director, manager or consultant of the Advisor Group Entities, PAC or any of their respective Subsidiaries or Affiliates or any beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 6.7 is intended to modify, amend or create any employee benefit plan of any Advisor Group Entity, PAC, or any of their respective Subsidiaries or Affiliates.
SECTION 6.8    D&O Insurance.
(a)    For a period of six (6) years after the Closing, the Advisor Group Entities shall, and PAC shall cause the Advisor Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including the Transactions) now existing in favor of the D&O Indemnified Parties as provided in the Governing Documents of any Advisor Group Entity, under applicable Law or otherwise. Any right of a D&O Indemnified Party pursuant to this Section 6.8(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such D&O Indemnified Party as provided herein, and shall be enforceable by such D&O Indemnified Party and their respective heirs and Representatives against PAC, the Advisor Group Entities and their respective successors and assigns.
(b)    The Parent Entities shall purchase, prior to the Closing, at Sellers’ cost and expense, a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing for the benefit of the D&O Indemnified Parties who are covered by any Advisor Group Entity’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof, with respect to matters occurring prior to the Closing.
(c)    The provisions of this Section 6.8 shall survive the consummation of the Transactions for a period of six (6) years and expressly are intended to benefit each of the D&O Indemnified Parties; provided, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims.

SECTION 6.9    Tax Matters.
(a)    The NELL Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for NELL and each NELL Subsidiary for the Pre-Closing Tax Period (the “NELL Pre-Closing Tax Returns”) and shall pay on behalf of NELL or the relevant NELL Subsidiary any Tax Liability reported on such NELL Pre-Closing Tax Returns directly to the applicable Governmental Entity. All such NELL Pre-Closing Tax Returns shall be prepared timely in a manner consistent with past practice, unless otherwise required by a change in applicable Law. The NELL Representative shall submit each of the NELL Pre-Closing Tax Returns to PAC Sub at least thirty (30) calendar days prior to the due date for the filing of such NELL Pre-Closing Tax Returns (taking into account any extensions), PAC Sub shall have the right to review and timely comment on such NELL Pre-Closing Tax Returns, and the NELL Representative shall consider in good faith such timely comments from PAC Sub on such NELL Pre-Closing Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.
(b)    The NMA Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for NMA and each NMA Subsidiary for the Pre-Closing Tax Period (the “NMA Pre-Closing Tax Returns” and, together with the NELL Pre-Closing Tax Returns, the “Parent Entity Pre-Closing Tax Returns”) and shall pay on behalf of NMA or the relevant NMA Subsidiary any Tax Liability reported on such NMA Pre-Closing Tax Returns directly to the applicable Governmental Entity. All such NMA Pre-Closing Tax Returns shall be prepared timely in a manner consistent with past practice, unless otherwise required by a change in applicable Law. The NMA Representative shall submit each of the NMA Pre-Closing Tax Returns to PAC Sub at least thirty (30) calendar days prior to the due date for the filing of such NMA Pre-Closing Tax Returns (taking into account any extensions), PAC Sub shall have the right to review and timely comment on such NMA Pre-Closing Tax Returns, and the NMA Representative shall consider in good faith such timely comments from PAC Sub on such NMA Pre-Closing Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.
(c)    PAC Sub shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Advisor Group Entities for the Straddle Period (the “Straddle Tax Returns”). All such Straddle Tax Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by a change in applicable Law. PAC Sub shall submit each such Straddle Tax Returns to the applicable Parent Entity Representative at least thirty (30) calendar days prior to the due date for the filing of such Straddle Tax Returns (taking into account any extensions), the applicable Parent Entity Representative shall have the right to review and timely comment on such Straddle Tax Returns, and PAC Sub shall consider in good faith such timely comments from the applicable Parent Entity Representative on such Straddle Tax Returns to the extent such comments are not inconsistent with the standard set forth in the previous sentence.
(d)    The Parent Entity Representatives, on the one hand, and PAC Sub, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates, managers, directors, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate with each other in preparing and filing all Parent Entity Pre-Closing Tax Returns and Straddle Tax Returns, resolving disputes and in all other matters relating to Taxes of the Advisor Group Entities for any Pre-Closing Tax Period (including working to obtain administrative relief from any Taxing Authority in the event of a challenge of the S corporation status of NELL or NMA by a Taxing Authority) and any Straddle Period, including by maintaining and making available to each other all books and records relating to such Taxes. The parties to this Agreement agree to retain all books and records with respect to Tax matters pertinent to the Advisor Group Entities relating to the Pre-Closing Tax Period and any Straddle Period, in each case, until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity for all periods required by such Governmental Entity.
(e)    Without the prior written consent of the applicable Parent Entity Representative, none of PAC Sub, the Advisor Group Entities nor any of their respective Affiliates shall make or change any Tax election, adopt or change any accounting method, file any Tax Return (including amended Tax Returns), surrender any right to claim a refund of Taxes or take any other action outside the Ordinary Course of Business, in each case, if such election, adoption, change, amendment, surrender or action could have the effect of increasing the Tax Liabilities or indemnification obligations pursuant to Section 7.2(b).
(f)    Any Tax refunds that are received by PAC Sub or any Advisor Group Entity and any amounts credited against any Tax of PAC Sub and any Advisor Group Entity to which PAC Sub or any Advisor Group Entity becomes entitled that relates to Parent Entity Pre-Closing Tax Returns or Straddle Period Returns (with respect to the period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date) shall be for the account of (i) the NELL Sellers to the extent such Tax refund or amounts credited relate to a NELL Tax payment, or (ii) the NMA Sellers to the extent such Tax refund or amounts credited related to a NMA Tax payment. PAC Sub shall promptly pay, or cause to be paid, over to the applicable Sellers any such refunds or amounts of any such credit, net of related fees or expenses incurred by PAC Sub or the applicable Advisor Group Entity in obtaining such refund or credit.
(g)    To the extent Section 6043A of the Code applies to the Transactions, the parties to this Agreement shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to this Agreement to satisfy the reporting obligations under Section 6043A of the Code.
(h)    Sellers and PAC Sub each agree not to make or cause to be made an election pursuant to Section 338(h)(10) of the Code or any similar provision of state or local law with respect to the Transactions. Sellers and PAC Sub each shall file its respective Tax Returns consistent with the intended tax treatment described in Section 2.7.
SECTION 6.10    Tax Contests.
(a)    Each of the Parent Entity Representatives and PAC Sub shall notify the other in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial Proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under this Agreement pursuant to Section 7.2(b). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such

Tax Contest, but only to the extent, if any, that such failure or delay shall have materially and adversely affected the indemnifying party’s ability to defend against, settle, or satisfy any Proceeding against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification pursuant to Section 7.2(b).
(b)    If a Tax Contest relates solely to the Pre-Closing Tax Period, the applicable Parent Entity Representative shall, at its sole cost and expense, control the defense and settlement of such Tax Contest. PAC Sub shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts, and PAC Sub shall have the right to review in advance and comment upon all submissions made in the course of such Tax Contest, and the applicable Parent Entity Representative shall take into account, in good faith, any such comments. If the applicable Parent Entity Representative does not assume the defense of any such proceeding, the PAC Sub may defend the matter in a manner it considers appropriate.
(c)    If such Tax Contest does not relate solely to the Pre-Closing Tax Period, PAC Sub shall control the defense and settlement of such Tax Contest. The applicable Parent Entity Representative shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts, and the applicable Parent Entity Representative shall have the right to review in advance and comment upon all submissions made in the course of such Tax Contest, and PAC Sub shall take into account, in good faith, any such comments. The applicable Parent Entity Representative shall have the right to approve the disposition of such Tax Contest, which approval shall not be unreasonably withheld, conditioned, or delayed. If PAC Sub does not assume the defense of any such Proceeding, the applicable Parent Entity Representative may defend the matter in a manner it considers appropriate.
ARTICLE VII.
INDEMNIFICATION
SECTION 7.1    Survival Periods. The representations and warranties in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of twelve (12) months following the Closing Date, except that the representations and warranties set forth in (i) Section 4.9 (Taxes and Tax Returns) shall survive until sixty (60) days after the applicable statute of limitations, and (ii) Section 3.1 (Power, Capacity and Enforceability), Section 3.5 (No Conflicts), Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), Section 4.4 (Consents and Approvals), Section 4.20 (Broker’s Fees), Section 5.1 (Organization and Existence), Section 5.2 (Authority and Approval), Section 5.3 (No Conflicts; Consents) and Section 5.6 (Brokerage Arrangements) shall survive until the expiration of the applicable statute of limitations (clauses (i) and (ii), collectively, the “Fundamental Representations”). If any party duly submits a Claim Notice pursuant to Section 7.4(a) with respect to a specific representation or warranty during the period set forth in this Section 7.1 that is applicable to such representation or warranty, such representation or warranty shall survive, solely as to any such claim, until such claim is finally and fully resolved in accordance with this Article VII. Any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Closing shall survive until the date that is thirty (30) days after the earlier of (i) the date that such covenant or agreement expires by its terms or (ii) the expiration of any applicable statute of limitations. Notwithstanding the foregoing, nothing in this Section 7.1 shall limit any claim for actual fraud or intentional misrepresentation.
SECTION 7.2    Indemnification by Sellers.
(a)    Subject to the other provisions of this Article VII from and after the Closing, each NELL Seller and each NMA Seller, as applicable, shall, severally and not jointly, indemnify, defend and hold harmless the PAC Group Entities and each of their respective directors, officers, managers, employees, agents and Affiliates, and the respective heirs, successors, and assigns of each of the foregoing (collectively, the “PAC Indemnified Parties”) from, against and in respect of, and shall pay on behalf of and reimburse the PAC Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the PAC Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from or caused by:
(i)    any breach or inaccuracy of any of the representations or warranties contained in Article III or Article IV of this Agreement or any certificate delivered by a Parent Entity pursuant to this Agreement;
(ii)    any nonfulfillment or breach of any covenant or agreement on the part of the Sellers or the Parent Entities contained in this Agreement;
(iii)    any Indebtedness of any Advisor Group Entity, NELL Seller Transaction Expense or NMA Seller Transaction Expense that was not taken into account in the determination of the Aggregate Closing Consideration, the Final NELL Net Working Capital Amount or the Final NMA Net Working Capital Amount, as applicable;
(iv)    any actions taken by any Seller or Advisor Group Entity or any of their respective Affiliates in connection with any of the Restructuring Transactions and any Liabilities in any way associated therewith (including any Liabilities related to any transfer or assignment effected by any Seller or any Advisor Group Entity as part of the Restructuring Transactions); and
(v)    any of the matters, facts, circumstances or events contemplated by Section 7.2(a)(v) of the PAC Disclosure Schedules (the “Specified Matters”).
(b)    Subject to Section 6.9 and Section 6.10 and the other provisions of this Article VII, from and after the Closing, to the extent not covered by the R&W Policy (other than by reason of the application of the retention under the R&W Policy) (A) the NELL Sellers, severally and not jointly, shall indemnify, defend and hold the PAC Group Entities harmless from any Tax Liabilities of NELL and its Subsidiaries with respect to all Pre-Closing Tax Periods or, in the case of Taxes for a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle

Period through the Closing Date; and (B) the NMA Sellers, severally and not jointly, shall indemnify, defend and hold the PAC Group Entities harmless from any Tax Liabilities of NMA and NMP with respect to the Pre-Closing Tax Period or, in the case of Taxes for a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period through the Closing Date (such Taxes with respect to NELL and its Subsidiaries or NMA and NMP, as applicable, the “Pre-Closing Period Taxes”). For the purposes of determining the portion of any Taxes of the Advisor Group Entities for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the Closing Date, the determination shall be made (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis and (ii) in the case of any other Taxes, based on an interim closing of the books of the applicable Advisor Group Entity as of the end of the Closing Date.
(c)    Notwithstanding anything to the contrary contained in this Section 7.2, the PAC Indemnified Parties may not pursue any claim for indemnification pursuant to Section 7.2(a)(i) unless such claim is the subject of a specific exclusion from coverage under the R&W policy (other than by reasons of application of the Initial Retention under the R&W Policy or the policy limits applicable to the R&W Policy) (each claim that is not so excluded, a “Covered Claim”). In lieu of indemnification in respect of Covered Claims or Pre-Closing Period Taxes, for the first twelve (12) months following the Closing Date, to the extent that any PAC Group Entity notifies the R&W Carrier of any Loss in respect of a Covered Claim or Pre-Closing Period Tax that would erode any Initial Retention provided for in the R&W Policy, PAC shall promptly notify the NELL Representative or the NMA Representative, as applicable, which notice shall include a copy of such notification and any supporting documentation provided to the R&W Carrier. Such Losses shall be allocated as follows:
(i)    If and to the extent the aggregate amount of such Losses does not exceed 50% of the Initial Retention provided for in the R&W Policy, 25% of the amount of such Losses shall be allocated to the Seller or Sellers that have made the representations and warranties in respect of which such Losses have been incurred and shall be offset against the Earnout Amount subsequently payable to such Seller or Sellers; provided, that such Seller or Sellers shall not otherwise be liable to the PAC Indemnified Parties for such Losses except as provided in this Section 7.2(c)(i);
(ii)    If and to the extent the aggregate amount of such Losses exceeds 50% of the Initial Retention provided for in the R&W Policy, 75% of the excess of (A) the aggregate amount of such Losses up to the Initial Retention provided for in the R&W Policy, over (B) 50% of the Initial Retention provided for in the R&W Policy shall be allocated to the Seller or Sellers that have made the representations and warranties in respect of which such Losses have been incurred and shall be offset against the Earnout Amount subsequently payable to such Seller or Sellers; provided, that such Seller or Sellers shall not otherwise be liable to the PAC Indemnified Parties for such Losses except as provided in Section 7.2(c)(i) or this Section 7.2(c)(ii).
Any defined terms used, but not defined, in this Section 7.2(c) shall have the meanings assigned to those terms in the R&W Policy.

(d)    The PAC Indemnified Parties shall be entitled to indemnification pursuant to Section 7.2(a)(i) (other than in respect of Covered Claims) only if, and then only to the extent that, the aggregate Losses to all PAC Indemnified Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.2(a)(i) (other than in respect of Covered Claims) exceed $450,000 (the “Threshold”), whereupon the PAC Indemnified Parties will be entitled to recover in full all such amounts in excess of the Threshold (subject to Section 7.2(f)) from the Seller or Sellers that have made the representations and warranties in respect of which such Losses have been incurred, it being understood that the Sellers’ obligations under this Section 7.2(d) shall be several and not joint; provided, that, notwithstanding the foregoing, Losses relating to breaches or inaccuracies of Fundamental Representations or any facts or circumstances that constitute actual fraud or intentional misrepresentation shall not be limited by the Threshold.
(e)    Notwithstanding anything to the contrary contained in this Section 7.2, the maximum amount of Losses that the PAC Indemnified Parties shall be entitled to recover pursuant to Section 7.2(a)(v) is the Specified Matters Holdback Amount and shall be recoverable exclusively from the NELL Sellers.
(f)    Notwithstanding anything to the contrary contained in this Section 7.2, the maximum amount of Losses that the PAC Indemnified Parties shall be entitled to recover, in the aggregate, from the Sellers pursuant to Section 7.2(a) (other than Section 7.2(a)(v)) and Section 7.2(c), which shall be recovered solely by being offset, dollar for dollar, against any subsequently payable Earnout Amount due to the applicable Seller or Sellers, is the Indemnification Cap; provided, that any Losses relating to any facts or circumstances that constitute actual fraud or intentional misrepresentation shall not be limited by, or count towards the satisfaction of, such maximum amount. For purposes of Sections 7.2(a), 7.2(b) and 7.2(c), the amount of Losses that the PAC Indemnified Parties shall be entitled to recover from the Sellers shall be determined net of any insurance or other recoveries actually received by the PAC Indemnified Parties from any third party (including any recoveries under the R&W Policy), less any costs incurred to recover such amounts.
(g)    Notwithstanding anything to the contrary contained in this Section 7.2, (i) the NELL Sellers shall not be liable to the PAC Indemnified Parties for any Losses relating to (A) any breach of a representation or warranty by the NMA Sellers or NMA or their respective Affiliates, (B) any actual fraud or intentional misrepresentation by the NMA Sellers or NMA or their respective Affiliates, (C) any nonfulfillment or breach of any covenant or agreement on the part of NMA, the NMA Sellers or their respective Affiliates, (D) any actions taken by any NMA Seller or NMA or any of their respective Affiliates in connection with any of the Restructuring Transactions and any Liabilities associated therewith, or (E) any Tax Liabilities of NMA and its Subsidiaries; and (ii) the NMA Sellers shall not be liable to the PAC Indemnified Parties for any Losses relating to (A) any breach of a representation or warranty by the NELL Sellers or NELL or their respective Affiliates, (B) any actual fraud or intentional misrepresentation by the NELL Sellers or NELL or their respective Affiliates, (C) any nonfulfillment or breach of any covenant or agreement on the part of NELL, the NELL Sellers or their respective Affiliates, (D) any actions taken by any NELL Seller or NELL or any of their respective Affiliates in connection with any of the Restructuring Transactions and any Liabilities associated therewith, or (E) any Tax Liabilities of NELL and its Subsidiaries.

SECTION 7.3    Indemnification by PAC and PAC Sub.
(a)    Subject to the other provisions of this Article VII, from and after the Closing, PAC and PAC Sub hereby agree to, severally and jointly, indemnify, defend and hold harmless the Sellers and their respective Affiliates and each of their and their Affiliates’ directors, officers, managers, employees, agents and Affiliates, and the respective heirs, successors, and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of, and shall pay on behalf of and reimburse the Seller Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from or caused by:
(i)    any breach or inaccuracy of any of the representations or warranties in Article V of this Agreement or any certificate delivered by any PAC Party pursuant to this Agreement; and
(ii)    any nonfulfillment or breach of any covenant or agreement on the part of the PAC Group Entities contained in this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Section 7.3, the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 7.3(a)(i) only if, and then only to the extent that, the aggregate Losses to all Seller Indemnified Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.3(a)(i), exceed the amount of the Threshold, whereupon PAC and PAC Sub shall, severally and jointly, be obligated to pay in full all such amounts in excess of the Threshold; provided, that, notwithstanding the foregoing, Losses relating to breaches or inaccuracies of Fundamental Representations or any facts or circumstances that constitute actual fraud or intentional misrepresentation shall not be limited by the Threshold.
(c)    Notwithstanding anything to the contrary contained in this Section 7.3, the maximum amount of Losses that the Seller Indemnified Parties shall be entitled to recover pursuant to Section 7.3(a)(i) is an amount equal to the Indemnification Cap; provided, that Losses relating to breaches or inaccuracies of Fundamental Representations or any facts or circumstances that constitute actual fraud or intentional misrepresentation shall not be limited by, or count towards the satisfaction of, such maximum amount.
SECTION 7.4    Indemnification Procedures.
(a)    If a PAC Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given rise or may reasonably be expected to give rise to a right of indemnification under this Article VII (whether or not the amount of Losses relating thereto is then quantifiable), other than a Covered Claim, such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the parties from which indemnification is sought (collectively, the “Indemnifying Parties”); provided, that the failure to so notify the Indemnifying Party shall not preclude an Indemnified Party from any indemnification which it may claim in accordance with this Article VII, except to the extent that the Indemnifying Party is actually prejudiced thereby. Each Claim Notice shall describe the claim in reasonable detail.
(b)    If a Claim Notice relates to any threatened or actual Proceeding, brought or initiated by a Person that is not a PAC Indemnified Party or Seller Indemnified Party (a “Third Party Claim”), then the Indemnifying Party shall at its option (subject to the limitations set forth below) be entitled to assume the defense thereof at its sole cost and expense with counsel reasonably acceptable to the Indemnified Party by delivering written notice of such election to the Indemnified Party. If the Indemnifying Party duly assumes the defense of a Third Party Claim pursuant to this Section 7.4(b), and only for so long as such assumption and the maintenance thereof remains valid under this Section 7.4(b), the Indemnified Party shall still have the right, but not the obligation, to participate in (but not control) any such defense and to employ separate counsel of its choosing; provided, that in the event the Indemnified Party elects to participate in any such defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim to the extent such fees of counsel or other expenses relate to the period beginning with the Indemnifying Party’s valid assumption of the defense of such Third Party Claim through such time as the maintenance thereof becomes invalid under this Section 7.4(b), and such participation will not compromise any legal privilege. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise, cease to defend or offer to settle, compromise or cease to defend any Third Party Claim unless (i) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a full and unconditional release of each Indemnified Party from all Liability with respect to such Third Party Claim, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If either (i) the Indemnified Party has delivered a Claim Notice to the Indemnifying Party relating to a Third Party Claim but the Indemnifying Party has not assumed the defense of such Third Party Claim or (ii) during any period during which the Indemnifying Party is defending a Third Party Claim, the assumption of the defense of such claim or the maintenance thereof becomes invalid pursuant to this Section 7.4(b), the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim in any manner that the Indemnified Party deems appropriate, at the expense of the Indemnifying Party (and the Indemnifying Party shall have no right whatsoever to settle or compromise such claim); provided, that any such settlement or compromise shall be permitted hereunder only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Proceeding or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Proceeding or claim. In addition, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Third Party Claim is a criminal Proceeding, indictment, allegation or investigation or seeks an injunction against the Indemnified Party; (ii) either a Seller Indemnified Party and a PAC Indemnified Party are both named parties to the Proceedings or any PAC Group Entity and any Seller Indemnified Party are both named parties to the Proceedings, and in each case the Indemnified Party shall have concluded, after consultation with counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them;

or (iii) the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. Notwithstanding anything to the contrary contained in this Agreement, the NELL Sellers will be entitled to, in their sole discretion, assume and maintain control over any Proceeding relating to the Specified Matters; provided that any PAC Indemnified Party that is party to such Proceeding shall still have the right, but not the obligation, to participate in (but not control) the defense of such Proceeding and to employ separate counsel of its choosing (the reasonable costs and expenses of such counsel, up to $75,000 in the aggregate per year, shall be indemnifiable Losses of the PAC Indemnified Parties); provided further, that the NELL Sellers shall not, without the prior written consent of PAC, not to be unreasonably withheld or delayed, settle, compromise, cease to defend or offer to settle, compromise or cease to defend any Proceeding relating to the Specified Matters unless (i) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a full and unconditional release of each PAC Indemnified Party from all Liability with respect to the Specified Matters, and (ii) the sole relief provided is monetary damages that are paid in full by the NELL Sellers.
(c)    Under all circumstances with respect to this Article VII in situations in which each NELL Seller is an Indemnified Party or each NELL Seller is an Indemnifying Party, the NELL Sellers shall act solely through the NELL Representative and the NELL Representative’s determination with respect to all matters under this Article VII (including a determination as to whether to seek indemnity or not) shall be final and binding on each such NELL Seller. For the avoidance of doubt, in situations in which each NELL Seller is an Indemnified Party or each NELL Seller is an Indemnifying Party: (i) references in this Section 7.4 to the Indemnified Party or the Indemnifying Party, as applicable, shall be deemed instead to refer to the NELL Representative, and (ii) any notices to or by the NELL Sellers may be provided only to or by, as applicable, the NELL Representative.
(d)    Under all circumstances with respect to this Article VII in situations in which each NMA Seller is an Indemnified Party or each NMA Seller is an Indemnifying Party, the NMA Sellers shall act solely through the NMA Representative and the NMA Representative’s determination with respect to all matters under this Article VII (including a determination as to whether to seek indemnity or not) shall be final and binding on each such NMA Seller. For the avoidance of doubt, in situations in which each NMA Seller is an Indemnified Party or each NMA Seller is an Indemnifying Party: (i) references in this Section 7.4 to the Indemnified Party or the Indemnifying Party, as applicable, shall be deemed instead to refer to the NMA Representative, and (ii) any notices to or by the NMA Sellers may be provided only to or by, as applicable, the NMA Representative.
(e)    For the avoidance of doubt, the procedures set forth in this Section 7.4 shall not apply to any claims made pursuant to Section 7.2(b), which shall instead be subject to the procedures set forth in Section 6.10.
SECTION 7.5    Limitations on Indemnification. No Indemnified Party shall be entitled to recover under this Article VII with respect to, and the term “Losses” shall not include, for purposes of this Article VII, special, exemplary or punitive damages, except in each case, if, and only to the extent, such damages have been awarded to a third party against an Indemnified Party. To the extent any Indemnified Party may claim Losses under more than one provision of Section 7.2, Section 7.3 or any other provision of this Agreement, such Indemnified Party may only recover for the same Losses once.
SECTION 7.6    Determination of Loss. Solely for the purpose of determining the amount of Loss related to a breach of any representation, warranty, covenant or agreement, the representations, warranties, covenants and agreements set forth in this Agreement shall be considered without regard to any materiality qualification (including terms such as “material” and “Material Adverse Effect”) set forth therein.
SECTION 7.7    Exclusive Remedy. Other than in connection with actual fraud or intentional misrepresentation, the indemnification provided in this Article VII shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate or other instrument or document delivered pursuant hereto; provided, that nothing in this Section 7.7 shall operate to interfere with or impede the operation of the provisions of Sections 2.2, 2.3 or 2.4.
SECTION 7.8    Consideration Adjustment. All amounts paid pursuant to this Article VII, to the maximum extent permitted by applicable Law, shall be treated as an adjustment to the consideration paid for the acquisition of the Shares for all Tax purposes.
ARTICLE VIII.
MISCELLANEOUS
SECTION 8.1    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (%3) if personally delivered, on the date of delivery, (%3) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (%3) if deposited in the United States mail, first‑class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (%3) if delivered by email transmission, (%5) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (%5) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (%3) if delivered by facsimile transmission, upon confirmation of successful transmission, (%5) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (%5) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the PAC Parties, addressed to:

Preferred Apartment Communities, Inc.

3284 Northside Parkway NW, Suite 150
Atlanta, GA 30327
Attention:    General Counsel
E-mail:     jsprain@pacapts.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention:    Rosemarie A. Thurston
David E. Brown, Jr.
Facsimile:    (404) 881-7777
E-mail:    Rosemarie.Thurston@alston.com
David.Brown@alston.com

If to the NELL Representative, addressed to:

Daniel M. DuPree
3284 Northside Parkway NW, Suite 150
Atlanta, GA 30327
E-mail:    ddupree@pacapts.com

If to the NMA Representative, addressed to:

Joel T. Murphy
3284 Northside Parkway NW, Suite 150
Atlanta, GA 30327
E-mail:    jmurphy@pacapts.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention:    S. Gregory Cope
Facsimile:    (202) 879-8916
E-mail:    gcope@velaw.com
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.
SECTION 8.2    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement and all Proceedings (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.
(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2(c).
SECTION 8.3    Entire Agreement. This Agreement and schedules hereto, and any other documents or certificates delivered pursuant hereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III, IV, and V), (a) the parties hereto acknowledge and agree that neither the Advisor Group Entities, nor any other Person, has made, and the PAC Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Advisor Group Entities or as to the accuracy or completeness of any information regarding any Advisor Group Entity furnished or made available to any PAC Group Entity, (b) the parties hereto acknowledge and agree that neither the PAC Group Entities, nor any other Person, has made, and the Advisor Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the PAC Group Entities or as to the accuracy or completeness of any information regarding any PAC Group Entity furnished or made available to any Advisor Group Entity, and (c) the Parent Entities and the PAC Parties shall not have or be subject to any Liability to any PAC Group Entity or any other Person or any Advisor Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any PAC Group Entity or any Advisor Group Entity of, or any PAC Group Entity’s or any Advisor Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the PAC Group Entities or the Advisor Group Entities, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, including projections or budgets.
SECTION 8.4    Amendments, Consents and Waivers. Subject to compliance with applicable Law, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
SECTION 8.5    Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except as provided in Section 6.8. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.
SECTION 8.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.
SECTION 8.7    Enforcement of this Agreement. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Maryland Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement shall not be required to prove actual damages and hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not assert that a remedy of specific performance is unenforceable or invalid or otherwise oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.
SECTION 8.8    No Waiver Relating to Claims for Fraud/Intentional Misrepresentation. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or intentional misrepresentation nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for actual fraud or intentional misrepresentation, (ii) the time period during which a claim for actual fraud or intentional misrepresentation may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for actual fraud or intentional misrepresentation.
SECTION 8.9    Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
SECTION 8.10    Non-Recourse of Other Persons. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a Person is a named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Sellers, the Parent Entities, the PAC Parties or their respective Subsidiaries under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.
[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

PREFERRED APARTMENT COMMUNITIES, INC.

By: /s/ Jeffrey R. Sprain

Name:	Jeffrey R. Sprain

Title:	Senior Vice President, General Counsel & Secretary

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By:     Preferred Apartment Communities, Inc., its
General Partner

By: /s/ Jeffrey R. Sprain

Name:	Jeffrey R. Sprain

Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Stock Purchase Agreement]

PAC CARVEOUT, LLC

By: /s/ Jeffrey R. Sprain

Name:	Jeffrey R. Sprain

Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NELL PARTNERS, INC.

By: /s/ Leonard A. Silverstein

Name:	Leonard A. Silverstein

Title:	President, Chief Operating Officer & Secretary

NMA HOLDINGS, INC.

By: /s/ Joel T. Murphy

Name:	Joel T. Murphy

Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

MORTWAT, LLC

By: /s/ Daniel M. DuPree

Name:	Daniel M. DuPree

Title:	Sole Member

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NORTHSIDE PARTNERS TRUST

By: /s/ Christopher T. Graham

Name:	Christopher T. Graham

Title:	Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NANCY ANN RICHARDSON WILLIAMS 2017 CHILDREN’S TRUST

By: /s/ Stacy Hanley

Name:	Stacy Hanley

Title:	Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

CAITBOO FAMILY TRUST

By: /s/ Kenneth Bradford DuPree

Name:	Kenneth Bradford DuPree

Title:	Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

FAIRMONT GREEN TRUST

By: /s/ Christopher T. Graham

Name:	Christopher T. Graham

Title:	Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

MURPHY CAPITAL AND ADVISORY GROUP LLC

By: /s/ Joel T. Murphy

Name:	Joel T. Murphy

Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]